Filed Pursuant to Rule 424(b)(4)
Registration No. 333-254287

Prospectus

25,000,000 Shares

Sotera Health Company

Common Stock

This is a public offering of shares of common stock of Sotera Health Company.

The selling stockholders identified in this prospectus are offering 25,000,000 shares of our common stock. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholders. Our common stock is listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SHC.” On March 17, 2021, the last reported sale price of our common stock on Nasdaq was $27.74 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19 to read about factors you should consider before deciding to invest in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$27.00	$675,000,000
Underwriting discounts(1)	$0.8775	$21,937,500
Proceeds to selling stockholders, before expenses	$26.1225	$653,062,500

(1)	The selling stockholders have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The selling stockholders have granted the underwriters an option to purchase up to 3,750,000 additional shares of common stock at the public offering price less the underwriting discount for a period of 30 days after the date of this prospectus.

Delivery of the shares of common stock will be made on or about March 22, 2021.

J.P. Morgan	Credit Suisse	Goldman Sachs & Co. LLC	Jefferies

Barclays	Citigroup	RBC Capital Markets

BNP PARIBAS	KeyBanc Capital Markets		Citizens Capital Markets	ING

Academy Securities	Loop Capital Markets	Penserra Securities LLC	Siebert Williams Shank	Tigress Financial Partners

Prospectus dated March 17, 2021.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with different or additional information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have authorized for use with respect to this offering. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. We and the selling stockholders are not making an offer of these securities in any state, country or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, prospects, financial condition or results of operations may have changed since the date of the applicable document. Information contained in our web site does not constitute part of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Certain Trademarks, Service Marks and Trade Names

We own or otherwise have rights to the trademarks, service marks and trade names, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, service marks and trade names, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor, to these trademarks, service marks and trade names.

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Market, Industry and Other Data

Historical and current market data used throughout this prospectus were obtained from internal company analyses, consultants’ reports and industry publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates and information. We have not independently verified this market data. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the “Risk Factors” section in this prospectus and in Sotera Health Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (“Sotera Health’s 2020 10-K”).

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SUMMARY

The following summary highlights selected information about our company and this offering that is included elsewhere in this prospectus in greater detail or incorporated by reference herein from our filings with the SEC listed under “Incorporation by Reference.” It does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and this offering, you should read this entire prospectus carefully, including the information presented under the heading “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Summary Historical Consolidated Financial and Other Data” and the information incorporated herein by reference.

In this prospectus, unless we indicate otherwise or the context requires, “Sotera Health,” “Sotera Health Company,” “our company,” “the company,” “we,” “our,” “ours” and “us” refer to Sotera Health Company and its consolidated subsidiaries.

Our Company

Overview

We are a leading global provider of mission-critical sterilization and lab testing and advisory services to the medical device and pharmaceutical industries. We are driven by our mission: Safeguarding Global Health®. We provide end-to-end sterilization as well as microbiological and analytical lab testing and advisory services to help ensure that medical, pharmaceutical and food products are safe for healthcare practitioners, patients and consumers in the United States and around the world. Our customers include more than 40 of the top 50 medical device companies and eight of the top ten global pharmaceutical companies (based on revenue). Our services are an essential aspect of our customers’ manufacturing process and supply chains, helping to ensure sterilized medical products reach healthcare practitioners and patients. Most of these services are necessary for our customers to satisfy applicable government requirements. We give our customers confidence that their products meet regulatory, safety and effectiveness requirements. With a combined tenure across our businesses of nearly 200 years and our industry-recognized scientific and technological expertise, we help to ensure the safety of millions of patients and healthcare practitioners around the world every year. Across our 64 facilities worldwide, we have nearly 3,000 employees who are dedicated to safety and quality. We are a trusted partner to more than 5,800 customers in over 50 countries.

Our Businesses

We serve our customers throughout their product lifecycles, from product design to manufacturing and delivery, helping to ensure the sterility, effectiveness and safety of their products for the end user. We operate across two core businesses: sterilization services and lab services. Each of our businesses has a long-standing record and is a leader in its respective market, supported and connected by our core capabilities including deep end market, regulatory, technical and logistics expertise. The combination of Sterigenics, our terminal sterilization business, and Nordion, our Cobalt-60 (“Co-60”) supply business, makes us the only vertically integrated global gamma sterilization provider in the sterilization industry. This provides us with additional insights and allows us to better serve our customers.

•	Sterilization Services (our Sterigenics and Nordion brands):

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Under our Sterigenics brand, we provide outsourced terminal sterilization and irradiation services for the medical device, pharmaceutical, food safety and advanced applications markets. Terminal sterilization is the process of sterilizing a product in its final packaging. It is an essential, and often government-mandated, step in the manufacturing process of healthcare products before they are shipped to end-users. These products include medical protective barriers, including personal protective equipment (“PPE”), procedure kits and trays, implants, syringes, catheters, wound care products, laboratory products and pharmaceuticals. We offer our customers a complete range of outsourced terminal sterilization services, primarily using the three major sterilization technologies: gamma irradiation, ethylene oxide (“EO”) processing and electron beam (“E-beam”) irradiation.

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Gamma irradiation: A process in which products are exposed to gamma rays emitted by Co-60. Gamma rays can penetrate even dense materials to kill microbes. Gamma is particularly effective at sterilizing high-density medical products such as sutures, surgical tools and stents.

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EO processing: A gas sterilization process in which pallets of packaged goods are loaded into a secure chamber that is then injected with EO gas to penetrate the packaging. EO is the most widely used gaseous sterilization agent in the world and has been in use for nearly 90 years. The broad application to a range of medical devices is attributed to the fact that EO is compatible with many materials that cannot tolerate or are degraded by radiation or moist heat sterilization. For this reason, it is commonly the only method available to safely and effectively sterilize procedure kits, PPE and many devices used in cardiac procedures.

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E-beam irradiation: A process in which products are exposed to machine-generated radiation in the form of a stream of electrons. E-beam is particularly effective for low density homogenous products such as glass labware. Several medical devices products also rely on E-beam as an effective form of sterilization, including certain types of syringes. In addition to medical device sterilization, E-beam can also be used as an effective technology for materials modification, such as the crosslinking of certain polymers or for enriching the color of gemstones.

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Under our Nordion brand, we are the leading global provider of Co-60 and gamma irradiators, which are key components to the gamma sterilization process. Co-60 is a radioactive isotope that is needed by medical device manufacturers and sterilizers including Sterigenics. Co-60 decays and must be replaced over time to produce the desired level of irradiation. We have the most comprehensive access to nuclear power reactor operators around the world which are able to produce Co-60. The capabilities that we provide to Nordion’s customers include handling and processing of Co-60, recycling of depleted sources and global logistics enabled by our licensed container fleet. We are integral to our customers’ operations due to highly coordinated and complex installation processes. In addition, under our Nordion brand, we are a leading supplier of Co-60 sources for stereotactic radiosurgery devices (such as the Gamma Knife®), which are used for certain oncology applications.

•	Lab Services (our Nelson Labs brand):

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Under our Nelson Labs brand, we are a global leader in outsourced microbiological and analytical chemistry testing and advisory services for the medical device and pharmaceutical industries. We provide our customers mission-critical lab testing services, which assess the product quality, effectiveness, patient safety and end-to-end sterility of products. These services are necessary for our customers’ regulatory approvals, product releases and ongoing product performance evaluations.

•	Microbiology testing services help to identify and measure the potential risks of microbes to a product and ensure that the quality of the products is maintained.

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Analytical chemistry lab testing is also a critical part of the pharmaceutical drug and medical device development and manufacturing process. This testing provides first-hand information as to the content, quality and safety of raw materials, intermediates and finished products.

•	We also provide expert advisory services to aid customers in navigating the regulatory requirements applicable throughout the product lifecycle.

Nelson Labs serves over 3,800 customers across 14 facilities in the United States, Mexico, Asia and Europe. We have a comprehensive array of over 800 laboratory tests supporting our customers from initial product development and sterilization validation, through regulatory approval and ongoing product testing for sterility, safety and quality assurance. Our customers rely on our expertise in their industries to get their medical device and pharmaceutical products to market.

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Medical device lab testing services include: microbiology, biocompatibility and toxicology assessments, material characterization, sterilization validation, sterility assurance, packaging validation and distribution simulation, reprocessing validations, facility and process validation and performance validation and verification of PPE barriers and material.

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Pharmaceutical lab testing services include: microbiology, biocompatibility and toxicology assessments, extractables and leachables evaluations of pharmaceutical containers, sterilization validation, sterility assurance, packaging validation and distribution simulation and facility and process validation.

Nelson Labs is highly complementary to our sterilization services business. In particular, microbiological testing validates the configuration and effectiveness of the sterilization process.

We believe that our sterilization service offerings, our Co-60 supply capabilities and the broad capabilities of our lab services business give us unique insights and technical expertise to serve the mission-critical needs of medical device and pharmaceutical manufacturers. We believe these provide us with a competitive advantage over other outsourced sterilization and lab testing service providers.

Our Markets and Customers

Medical device and pharmaceutical manufacturers often outsource their sterilization and lab services needs, as the technical and regulatory expertise and infrastructure required to establish those capabilities in-house can result in significant cost and resource burden.

We estimate that the total global addressable market for terminal sterilization and outsourced medical device and pharmaceutical lab testing was approximately $33 billion in 2019. Global terminal sterilization accounted for $3 billion of our estimated total addressable market in 2019. Global outsourced medical device and pharmaceutical lab testing services accounted for approximately $29 billion of our estimated total addressable market in 2019, with approximately $3 billion attributable to medical devices and approximately $26 billion attributable to pharmaceuticals. We believe the following secular trends underpin increasing demand for medical devices and pharmaceuticals: an aging population, increased access to, and demand for, healthcare services globally, growth in healthcare R&D spending and innovation, intensifying regulatory requirements and heightened focus on personal safety. As a service provider to manufacturers, we are not directly exposed to risks associated with reimbursement by public or private payors. We expect that increasing utilization of medical devices, including the equipment and consumables that we sterilize and test, expansion in pharmaceutical development and a growing focus on microbial decontamination (including viruses) will continue to drive growth in our business and provide us the opportunity to expand within our markets. Our customers depend upon the end-to-end services we provide throughout the lifecycle of their products, from research and development, to product manufacturing and sterilization, as well as ongoing quality control. We often maintain long-term relationships with our customers, which average over a decade across our top 25 customers in 2019. We also benefit from minimal customer concentration, as no single customer accounted for more than 4% of our total revenues in 2019. Given the critical nature of our services, a significant portion of our revenues is supported by multi-year contracts. More than 90% of our sterilization services revenues in each of the years ended December 31, 2020 and 2019 were from customers under multi-year contracts. The quality of our service offerings is evidenced by close to 100% renewal rates of our top ten sterilization services customers in 2019 over the past five years. Most of our services are government-mandated and mission-critical, and sterilization services generally represent a small fraction of the total end product cost of medical devices.

Our Network and Expertise

All of the services we provide are highly regulated and require significant technical expertise. To manage these strict regulatory requirements safely and effectively, we have a highly trained and skilled workforce that creates, implements and manages complex quality assurance and environmental health and safety programs, procedures and control systems. We coordinate and communicate with numerous regulatory agencies globally across our businesses on an ongoing and regular basis.

With 64 facilities across our businesses located in 13 countries, our network of global facilities represents a significant competitive advantage in serving the healthcare industry. Our sterilization facilities are often strategically located near our healthcare customers’ manufacturing sites or distribution hubs, which is intended to decrease our customers’ transportation costs and help them optimize their supply chain and logistics. Our laboratory testing facilities are strategically located in order to meet the demanding and often complex needs of our customers. Extensive capital, technical expertise and regulatory knowledge are required to build, maintain and operate facilities like ours. We estimate that one new sterilization facility can cost over $30 million to build, on average, and require extensive and complex licensing approval and regulatory compliance processes. We estimate that the cost to replace the facilities in our network alone could be as high as $1.5 billion or more, in addition to the technical and regulatory requirements.

For the year ended December 31, 2020, we recorded net revenues of $818.2 million, net loss of $37.5 million, Adjusted Net Income of $99.1 million and Adjusted EBITDA of $419.9 million. For the definition of

Adjusted Net Income and Adjusted EBITDA and the reconciliation of these measures from net income (loss), please see “Summary—Summary Historical Consolidated Financial and Other Data.”

Industry Overview

We expect several positive secular trends to drive increased demand for our services, including:

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Favorable demographic trends for healthcare worldwide: Healthcare demand is increasing globally, driven primarily by an aging population and an increased prevalence of chronic diseases. According to data published by the United Nations in 2019, the world’s population is expected to increase by 2 billion people in the next 30 years. In addition, one in six people are projected to be over the age of 65 globally by 2050, up from one in eleven in 2019. United Nations projections from 2019 also show that the number of people aged 80 or older is expected to triple in the next 30 years. These trends are driven by declining fertility and increasing longevity, as well as international migration. In many regions, the population aged 65 is projected to double by 2050, while global life expectancy beyond 65 is expected to increase by 19 years. In March 2020, the Centers for Medicare & Medicaid Services (the “CMS”) estimated that health expenditures in the United States will increase from approximately 18% of gross domestic product in 2018 to approximately 20% in 2028.

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Increased demand for healthcare services in global markets: Stricter healthcare standards coupled with heightened regulatory requirements, greater availability of care and increased patient purchasing power are driving increased demand for healthcare services. In emerging markets, rapid urbanization and rising income, combined with an increase in diseases such as diabetes and cancer, have fueled the growth in access to, and demand for, healthcare services. In addition, the coronavirus (“COVID-19”) pandemic has also increased awareness of the importance of decontamination and sterilization. In 2018, the CMS estimated global healthcare costs to be approximately $4 trillion in 2019 and projected they would reach more than $6 trillion by 2027.

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Growth in R&D spending and innovation across healthcare: The pharmaceutical and medical device industries are continuously innovating and developing new products, which we anticipate will increase the demand for sterilization and lab services. Worldwide pharmaceutical R&D spend is forecasted to grow steadily at a compound annual growth rate (“CAGR”) of approximately 3% between 2019 and 2026, reaching $233 billion by 2026 (EvaluatePharma® July 2020, Evaluate Ltd.). In the medical devices market, the global top twenty companies based on R&D spending spent a combined $18 billion on R&D in 2017 (EvaluateMedTech® World Preview 2018, Evaluate Ltd.). This number is expected to grow at a 4% CAGR, reaching approximately $24 billion by 2024 (EvaluateMedTech® World Preview 2018, Evaluate Ltd.).

Key Strengths

We are a critical service provider in the healthcare value chain. Our customers rely on us to help ensure that medical, pharmaceutical and food products are safe for healthcare practitioners, patients and consumers. We provide services, including sterility assurance, product safety and effectiveness validation, that our customers need to get their products to market and into the hands of their end-users. Our breadth of services, technical and regulatory expertise, as well as our global scale, enable us to provide these mission-critical services which are necessary for Safeguarding Global Health®. These key strengths make us a global leader in our markets.

Comprehensive, global provider of mission-critical sterilization and lab services for the healthcare industry

Our customers value our scale and breadth of services. We offer customers comprehensive sterilization, lab testing and expert advisory services on a global scale. Our customers in the healthcare industry require these services to navigate and operate in an increasingly complex and technical regulatory environment, and we believe we provide a differentiated value proposition to our customers by offering these services in an integrated manner. Our robust sterilization capabilities across all key modalities allow our customers to help ensure the safety of their products prior to delivery to their end-users. We offer over 800 microbiology and analytical chemistry lab tests that, together with our expert advisory services, cover the entirety of the medical device and pharmaceutical product lifecycles to evaluate and ensure that our customers’ products meet regulatory requirements. Our frequent interactions with our customers across multiple facets of their products’ lifecycles give us deep and often early insights into the evolving needs of the manufacturers of medical devices and pharmaceuticals. We have a large, global and strategically-located network of facilities that allows us to deploy the full array of our services to our customers where they need us. These comprehensive and global services make us an essential player across the medical device and pharmaceutical value chain.

Industry leading participant in large and growing markets, underpinned by trends in global healthcare

We estimate that the total global addressable market for terminal sterilization and outsourced medical device and pharmaceutical lab testing was approximately $33 billion in 2019. Global terminal sterilization accounted for $3 billion of our estimated total addressable market in 2019. Global outsourced medical device and pharmaceutical lab testing services accounted for $29 billion of our total addressable market in 2019.

Given the mission-critical need for our services within the healthcare industry, our growth historically has been impacted by broader global healthcare trends as opposed to macroeconomic trends. Trends including an aging population and increased access to, and demand for, healthcare services globally, have driven increases in volume demand for medical device and pharmaceutical products. In addition, the need for product enhancement and innovation by manufacturers drives further demand for our services. We believe the sterilization and lab services markets will continue to benefit from these trends, as well as from the increasingly complex regulatory and compliance environment and heightened focus by consumers on personal safety. As our customers continue to focus on innovation of their own products, they have increasingly relied on our expertise and our outsourced services to help them get their products to market. We believe our ability to provide end-to-end sterilization and lab services makes us a trusted partner to our customers in these large and growing markets.

Sterilization services business with an established and durable customer base supported by long-term contracts provides highly recurring revenue streams

We provide expertise and end-to-end sterilization services for our customers leading to deep, trusted relationships that allow them to meet their global regulatory compliance needs. Our relationships with our Sterigenics and Nordion customers are typically governed by multi-year contracts with cost pass-through provisions, which have resulted in recurring revenue streams and accretive growth. In addition, these customers often look to us as a long-term provider given switching providers can be costly and burdensome. For example, in most circumstances, switching providers requires additional testing, re-validation and Food and Drug Administration (“FDA”) submissions and can take anywhere from six months to three years depending upon the class of product. Our relationships with our top ten sterilization services customers in 2019 had an average tenure of over a decade. Our partnerships with these customers have led to close to 100% renewal rates over the past five years.

Expertise and strong track record in highly regulated markets

We and our customers operate in highly complex and regulated markets that require deep knowledge and technical expertise. We believe that the operational discipline that we employ to manage intricate quality assurance and environmental health and safety (“EH&S”) programs in our own operations gives our customers confidence that we are the best partner to support them in their businesses. For example, we design and install emission controls in our EO facilities that often outperform the regulatory standards that we are required to meet.

We also have a skilled team which has developed trusted relationships with numerous regulatory bodies around the world. For example, in 2019 we were selected by the FDA as one of eight participants to move to the next stage of a public innovation challenge to encourage the development of new approaches to medical device sterilization and new strategies to reduce EO emissions. We work closely with our customers, the FDA and others to consider enhanced EO cycle design and processes that would reduce EO emissions from the EO sterilization process to as close to zero as reasonably possible. Our relationships, combined with our thought leadership that is recognized by regulators and customers alike, enable us to inform the process of creating, interpreting and advising on safety standards. They also allow us to educate and advise our customers on current and newly evolving standards and requirements.

Global scale and integrated facility network provide differentiated services to our customers

We have a global network of 64 facilities, consisting of 50 sterilization services facilities and 14 labs, through which we provide services to more than 5,800 customers that have operations in over 50 countries. We have worked to standardize our enterprise resource planning, global quality and EH&S systems to integrate our network of facilities globally. This integration is critical for our customers, who operate globally and look for partners that can provide the same level of service, experience and expertise wherever they operate. We serve many of our sterilization customers at more than one facility, with more than 80% of Sterigenics’ net revenues attributable to customers using more than one of our facilities and more than 50% of Sterigenics’ net revenues attributable to customers using five or more of our facilities in 2020. The capital to replicate the scale of our global facility network, extensive and complex upfront licensing processes and intense regulatory compliance requirements make it extremely difficult for new competitors to easily enter our markets and replicate our scale. The combination of Sterigenics and Nordion makes us the only vertically integrated global supplier of gamma irradiation services, which allows Nordion to more confidently make long-term investments to expand Co-60 supply for the medical products sterilization industry. We believe our global scale, supported by our integrated facility network and core capabilities including deep end market, regulatory, technical and logistics expertise, will allow us to continue to expand our service offerings and customer base.

Experienced management team with proven track record of execution and financial performance

Our management team has significant industry expertise, an unwavering commitment to operational excellence and a proven track record of delivering financial performance. Our culture of accountability runs throughout the entire organization and has contributed meaningfully to our operational achievements and commercial success. Our management team is supported by nearly 3,000 team members around the world who are dedicated to safety and quality, which is why we are a trusted partner to our customers. We have delivered revenue growth every year since 2005, even through significant economic downturns, and have implemented productivity initiatives which have led to margin expansion. Our team brings extensive experience and is highly skilled at recognizing and acting upon market expansion opportunities. Our disciplined approach to M&A has enabled the successful integration of two transformational and eight bolt-on acquisitions over the past seven years. In addition, we are disciplined in our capital deployment strategy, which is focused on achieving attractive returns on investment. We pursue capacity expansions that will allow us to consistently grow earnings.

Our Strategy

Our strategy is designed to deliver on our mission of Safeguarding Global Health®, while generating sustainable growth, margins and cash flows for our business:

Drive organic growth by leveraging our leading capabilities, scale and global network

We believe that our established and durable relationships with our diverse customer base, along with the breadth and depth of our service offerings, provide us with a distinct leadership position within the markets that we serve. Our deep experience in sterilization and lab services allows us to be agile in identifying opportunities and decisive in deploying resources towards these opportunities to drive organic growth. We intend to continue capitalizing on our leadership position and integrated global facility network and capabilities to drive our growth by expanding existing customer relationships and attracting new customers. We also seek to accelerate our penetration in high-growth end-markets such as pharmaceuticals.

Deepen our customer relationships with our comprehensive service offerings in sterilization and lab services

Our customers around the world trust us to provide them with the highest quality sterilization and lab services. We are focused on broadening the number and range of services that each of our customers purchase from us by leveraging our core capabilities. We have continued to work on improving our customer interactions in order to deliver a “one company” experience across our sterilization and lab services so that we can further deepen our customer relationships. We provide comprehensive end-to-end services across our customers’ value chains so they can efficiently deliver the safest products to their end-users. We are the only industry player that offers the range of sterilization and lab services at the scale that we do. We strive for the full integration of our global operations to drive consistency across our services and provide our customers with a coordinated and seamless experience, designed to reduce cycle times for our services and improve efficiency. Our offerings facilitate long-term partnerships with our customers and make us an integral part of their product development and commercialization processes. We have multiple decades of deep expertise across key sterilization modalities as well as lab testing services across our customers’ full product lifecycles. We provide over 800 laboratory tests, which we believe is multiple times the number of offerings of our nearest competitor.

Expand footprint to meet the local needs of our growing global customer base

We are focused on aligning our facility network to best meet our customers’ requirements. We believe our valuable insight into our customers’ current and future needs will allow us to efficiently grow our business. Our global presence reflects our commitment to developing our footprint to serve our customers’ supply chains. Our integrated network of facilities is important to our customers as they can rely on the same level of service at each of our facilities, regardless of where they are around the world. We believe our sterilization services customers are seeking a partner that can operate near their manufacturing sites and distribution centers around the world, as transportation and logistics costs can be meaningful for our customers. In certain circumstances we will invest in projects to build capacity ahead of demand in alignment with the strategic plans of our customers. Our lab services customers are seeking expertise with both international and U.S. regulatory bodies. As our customers expand their global operations, we are well-equipped to expand with them and serve them where they need us.

Invest in technical and regulatory capabilities to enhance our leadership position

Our customers depend on our deep and extensive technical knowhow to get their products to market. We plan to continue to invest in our technical expertise and regulatory knowhow to stay ahead of the dynamic and increasingly complex regulatory landscape in the healthcare industry. Our combination of technical and regulatory expertise allows us to advance the standards of safety for crucial products whose end-users include healthcare practitioners and patients. As customers look to us for expertise, this landscape creates opportunities for us to drive growth in our advisory services offering. We believe that our position as a key industry thought leader makes us a trusted partner for customers as they are developing new products and a respected industry partner for regulators as they are defining industry standards of safety for the future.

Continue our commitment to operational excellence to drive business efficiency and results

Our focus on operational excellence has allowed us to increase capacity utilization and improve working capital, thereby growing our revenues while expanding margins and improving the customer experience. Our commitment to implementing and improving customer-experience enhancing initiatives and internal processes has been a key driver of our strong financial profile to date. Our customer-facing initiatives around cycle time reduction, quality self-service reporting, purchase order accuracy and scheduling efficiencies highlight our rigorous, detail-oriented approach to operational excellence and connectivity with our long-time customers. These initiatives are designed not only to reduce turnaround times and increase predictability of service for our customers, but also to maximize our financial results. We will continue to address our customers’ expectations through our internal processes centered on talent management, quality, EH&S and information technology. We believe that these processes will enable us to continue to deliver growth, profitability and cash generation.

Pursue value-creating strategic acquisitions to expand our addressable market and enhance our global capabilities and footprint

Our disciplined approach to M&A has resulted in our successful track record of identifying, completing and integrating strategic acquisitions into our company and we intend to continue to pursue value-creating strategic acquisitions. We have implemented a disciplined framework to support our acquisition efforts that focuses on quality businesses that are well-regarded by our customers and aligned with our culture of accountability, customer service and operating with integrity. Illustrating this highly disciplined acquisition framework are our two transformational acquisitions of Nordion and Nelson Labs. In addition to these major acquisitions, we acquired FTSI, Gammarad, CBE, REVISS, Toxikon Europe NV, Gibraltar Laboratories, Iotron Industries Canada, Inc. (“lotron”) and BioScience Laboratories, LLC (“BioScience”), which provided geographic, technical and service line expansions. Our acquisition of Nelson Labs expanded our capabilities by creating an enhanced lab services platform to provide microbiology testing within our existing customer end-markets and increasing the number of tests we could provide to our customers. We have a strong foundation to continually evaluate acquisition opportunities that would expand our addressable market and enhance our global capabilities and footprint. We are well positioned to evaluate other acquisitions that leverage our core capabilities while expanding our existing customer relationships. We currently have a significant pipeline of targets, ranging from small, owner operated businesses to larger businesses, and believe that we can identify the appropriate targets and integrate them seamlessly into our business.

Risk Factor Summary

Investing in our common stock involves a high degree of risk. These risks are discussed in more detail in “Risk Factors” beginning on page 19, and you should carefully consider these risks before making a decision to invest in our common stock. The following is a summary of some of the principal risks we believe we face:

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disruption in the availability of, or increases in the price of, EO, Co-60 or our direct materials, services and supplies, including as a result of geopolitical instability arising from U.S. relations with Russia and related sanctions;

•	changes in industry trends, environmental, health and safety regulations or preferences and general economic, social and business conditions;

•	health and safety risks associated with the use, transportation and disposal of potentially hazardous materials such as EO and Co-60;

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the impact and outcome of current and future legal proceedings and liability claims, including lawsuits alleging personal injury, property devaluation and other injuries by purported exposure to emissions of EO from our facilities in Willowbrook, Atlanta and Santa Teresa and the possibility that other claims will be made in the future relating to these or other facilities and any inadequacy of our insurance coverage to pay any judgments rendered against us, including that our per occurrence limit for claims relating to Willowbrook’s EO emissions has been reached;

•	compliance with regulatory requirements to which we are subject and the related costs, and any failures to receive or maintain, or delays in receiving, required clearance or approvals;

•	competition we face;

•	business continuity hazards and other risks associated with our operations;

•	our ability to increase capacity at existing facilities, renew leases for our facilities and build new facilities in a timely and cost-effective manner;

•	the risks of doing business internationally;

•	cyber security breaches and data leaks, and our dependence on information technology systems;

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any inability to pursue strategic transactions, including to find suitable acquisition targets, and our failure to integrate strategic acquisitions successfully into our existing business or realize anticipated cost savings or synergies;

•	any inability to implement effective internal controls over financial reporting;

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our history of net operating losses, including a net loss attributable to Sotera Health Company of $38.6 million and $20.9 million for the years ended December 31, 2020 and 2019, and the risk that we may not achieve or maintain profitability in the future;

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our substantial leverage could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry, limit our flexibility in operating our business through restrictions contained in our debt agreements and prevent us from meeting our obligations under our existing and future indebtedness. As of December 31, 2020, our indebtedness totaled approximately $1,863.6 million, and our debt service obligations (principal and interest) represented approximately 68% of our net cash flows from operating activities (before giving effect to the payment of interest);

•

certain investment funds and entities affiliated with Warburg Pincus LLC (“Warburg Pincus”) and GTCR, LLC (“GTCR”) continue to have substantial control over us, which could limit stockholders’ ability to influence the outcome of key transactions, including a change of control; and

•

the fact that we may be considered a “controlled company” within the meaning of the Nasdaq corporate governance standards and would qualify for exemptions from certain corporate governance requirements, which means that our stockholders may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Corporate Information and Our Initial Public Offering

Sotera Health Company was incorporated in Delaware in November 2017 as the parent company for Sterigenics, Nordion and Nelson Labs. In May 2015, investment funds and entities affiliated with either Warburg Pincus or GTCR acquired a controlling interest in our predecessor through Sterigenics-Nordion Topco Parent LLC, now known as Sotera Health Topco Parent, L.P. (“Topco Parent”). On October 23, 2020, we changed our name from Sotera Health Topco, Inc. to Sotera Health Company.

On November 24, 2020, we completed our initial public offering (“IPO”) of 53,590,000 shares of common stock at a price of $23.00 per share. Our common stock began trading on the Nasdaq on November 20, 2020 under the ticker symbol “SHC.” After underwriting discounts and commissions but before expenses, we received net proceeds from our IPO of approximately $1,161.7 million. We used these proceeds to (i) redeem all of the outstanding $770.0 million aggregate principal amount of our senior secured second lien notes at a redemption price of 102% of principal (plus accrued and unpaid interest, which was paid with cash on hand), (ii) repay $341.0 million of indebtedness (including accrued and unpaid interest) under our first lien term loan and

(iii) repurchase 1,568,445 shares of our common stock from certain of our executive officers at a purchase price per share equal to the initial public offering price per share of our common stock less an amount equal to the underwriting discounts and commissions payable thereon. Pursuant to the terms of the corporate reorganization that was completed in connection with our IPO, Topco Parent distributed the shares of Sotera Health Company common stock to its partners in accordance with the limited partnership agreement of Topco Parent.

Our principal executive offices are located at 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147, and our telephone number is (440) 262-1410. Our corporate website address is www.soterahealth.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Our wholly owned subsidiary, Sotera Health Holdings, LLC (“SHH”) is the borrower under our senior secured first lien credit facilities and the issuer of our senior secured first lien notes. We and certain of our domestic subsidiaries are guarantors of SHH’s obligations under our credit facilities and notes.

Principal Stockholders

Following this offering, certain investment funds and entities affiliates of Warburg Pincus and GTCR, which we refer to collectively as the “Sponsors,” will own approximately 37.26% and 24.84%, respectively, of our common stock (approximately 36.55% and 24.36%, respectively, if the underwriters’ option to purchase additional shares is exercised in full). Together the Sponsors will own, in the aggregate, approximately 62.10% of our common stock (approximately 60.91% if the underwriters’ option to purchase additional shares is exercised in full).

Warburg Pincus is a global private equity firm focused on growth investing. The firm’s active portfolio of more than 195 companies is highly diversified by stage, sector and geography. It has invested more than $12 billion of equity in the healthcare industry, and possesses direct knowledge of the sterilization services industry’s end markets and medical device customers through its investments in other healthcare companies. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised over 20 private equity funds with capital commitments totaling $99 billion and has invested more than $92 billion in over 950 companies across 40 countries. The firm is headquartered in New York with offices in Beijing, Berlin, Hong Kong, Houston, London, Mumbai, San Francisco, São Paulo, Shanghai and Singapore.

Founded in 1980, GTCR is a private equity firm focused on investing in growth companies in the Healthcare, Technology, Media & Telecommunications, Financial Services & Technology and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™–finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $20 billion in over 250 companies. GTCR is an active investor in the healthcare products sector and has supported Sotera Health’s significant growth since 2011.

Pursuant to the stockholders’ agreement entered into in connection with our IPO (the “Stockholders’ Agreement”), we will be required to take all necessary action to cause our board of directors to include individuals designated by the Sponsors pursuant to certain ownership thresholds. Warburg Pincus and GTCR, individually, will be required to vote all of their shares, and take all other necessary actions, to cause our board of directors to include the individuals designated as directors by Warburg Pincus and GTCR, as applicable. After the completion of this offering, the Sponsors will control a majority of the voting power of shares of our common stock with respect to the election of directors and will control a majority of the board of directors.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may choose to take advantage of specified reduced disclosure and other requirements otherwise applicable generally to public companies that are not emerging growth companies.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a large accelerated filer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30 and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to stockholders may be different than you might get from other public companies in which you hold stock.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies or at which time we conclude it is appropriate to avail ourselves of early adoption provisions of applicable standards. As a result, our results of operations and financial statements may not be comparable to the results of operations and financial statements of other companies who have adopted the new or revised accounting standards.

The Offering

Common stock offered by the selling stockholders	25,000,000 shares.

Underwriters’ option to purchase additional shares	The selling stockholders may sell up to 3,750,000 additional shares if the underwriters exercise their option to purchase additional shares.

Selling stockholders	See “Principal and Selling Stockholders.”

Common stock to be outstanding after this offering	282,899,968 shares.

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders or if the underwriters exercise their option to purchase additional shares.

Dividend policy	We currently do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business and the repayment of indebtedness. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq symbol	“SHC”

Except as otherwise noted, the number of shares of common stock to be outstanding after the offering is based on 282,899,968 shares of common stock outstanding as of February 24, 2021 and excludes as of such date:

•

2,389,258 shares of common stock issuable upon the exercise of outstanding options as of December 31, 2020, with a weighted average exercise price of $23.00 per share, and 2,475 shares of common stock issuable upon the exercise of outstanding options due to grants and forfeitures subsequent to December 31, 2020, with a weighted-average exercise price of $24.20 per share;

•

768,505 shares issuable pursuant to restricted stock units (“RSUs”) outstanding as of December 31, 2020, and 3,151 shares issuable pursuant to RSUs either granted or forfeited subsequent to December 31, 2020; and

•	24,766,434 shares of common stock reserved for future issuance under our 2020 Omnibus Incentive Plan (the “2020 Plan”).

Summary Historical Consolidated Financial and Other Data

The following tables present our summary historical consolidated financial and other data. The summary historical consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2020, 2019 and 2018 and the summary historical balance sheet data as of December 31, 2020, December 31, 2019 and December 31, 2018 have been derived from our audited consolidated financial statements incorporated by reference from Sotera Health’s 2020 10-K.

The following summary consolidated financial data should be read in conjunction with the information contained in “Risk Factors” and “Capitalization” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto incorporated by reference from Sotera Health’s 2020 10-K. Our historical results are not necessarily indicative of our results in any future period.

Statement of Operations Data:

	Year Ended December 31,
(in thousands, except per share amounts)	2020	2019	2018
Revenues:
Service	$713,520	$673,037	$615,510
Product	104,638	105,290	130,639

Total net revenues	818,158	778,327	746,149
Cost of revenues:
Service	333,359	333,290	326,559
Product	41,227	49,606	62,338

Total cost of revenues	374,586	382,896	388,897

Gross profit	443,572	395,431	357,252
Operating expenses:
Selling, general and administrative expenses	178,525	147,480	133,363
Amortization of intangible assets	59,029	58,562	57,975
Impairment of long-lived assets	—	5,792	34,981
Impairment of GA-MURR intangible assets	—	—	50,086

Total operating expenses	237,554	211,834	276,405

Operating income	206,018	183,597	80,847
Interest expense, net	215,259	157,729	143,326
Loss on extinguishment of debt	44,262	30,168	—
Foreign exchange (gain) loss	(5,230)	3,862	13,075
Gain on sale of Medical Isotopes business	—	—	(95,910)
Other income, net	(9,413)	(7,246)	(3,866)

Income (loss) before income taxes	(38,860)	(916)	24,222
Provision (benefit) for income taxes	(1,369)	19,509	30,098

Net loss	(37,491)	(20,425)	(5,876)
Less: Net income (loss) attributable to noncontrolling interests	1,126	425	(6)

Net income (loss) attributable to the company	$(38,617)	$(20,850)	$(5,870)

Other comprehensive (loss) income, net of tax:
Pension and post-retirement benefits	$(17,030)	$(12,126)	$873
Interest rate swaps	(179)	179	—
Foreign currency translation	17,458	27,402	(67,917)

Comprehensive income (loss)	(37,242)	(4,970)	(72,920)

Less: comprehensive income (loss) attributable to noncontrolling interests	830	310	(186)

Comprehensive income (loss) attributable to the company	$(38,072)	$(5,280)	$(72,734)

Statement of Operations Data (continued):	Year Ended December 31,
(in thousands, except per share amounts)	2020	2019	2018
Loss per share:
Basic and Diluted	$(0.16)	$(0.09)	$(0.03)

Weighted average number of shares outstanding:
Basic and Diluted	237,696	232,400	232,400

Selected cash flow data:
Net cash provided by operating activities	$120,585	$149,041	$119,563
Net cash provided by (used in) investing activities(a)	(158,694)	(57,257)	96,638
Net cash provided by (used in) financing activities	73,432	(126,030)	(191,857)

Other data:
Adjusted Net Income(b)	$99,124	$100,386	$75,315
Adjusted EBITDA(b)	419,859	379,932	340,637

(a)	Includes purchases of property, plant and equipment of $53,507, $57,257 and 72,613, respectively (which includes Co-60 held at gamma irradiation sites).
(b)

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. For a definition of Adjusted Net Income and Adjusted EBITDA and a reconciliation to net income (loss), see “—Non-GAAP Financial Measures.”

	As of December 31,
	2020	2019	2018
Balance Sheet Data (as of period end):
(in thousands)
Cash and cash equivalents	$102,447	$62,863	$96,272
Working capital(a)	174,417	128,364	169,488
Total assets	2,761,279	2,580,674	2,708,584
Total long-term debt (including current portion, less unamortized debt issuance costs and debt discounts)	1,824,789	2,817,204	2,204,906
Total liabilities	2,306,705	3,221,806	2,663,093
Total equity (deficit) attributable to the company	452,302	(642,574)	44,359
Noncontrolling interests	2,272	1,442	1,132
Total equity (deficit)	454,574	(641,132)	45,491

(a)	Working capital represents current assets less current liabilities.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we consider Adjusted Net Income and Adjusted EBITDA, financial measures that are not based on any standardized methodology prescribed by GAAP.

We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period as discussed further below. We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.

We use Adjusted Net Income and Adjusted EBITDA, non-GAAP financial measures, as the principal measures of our operating performance. Management believes Adjusted Net Income and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe Adjusted Net Income and Adjusted EBITDA will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses Adjusted Net Income and Adjusted EBITDA in their financial analysis and operational decision-making and Adjusted EBITDA serves as the metric for attainment of our primary annual incentive program. Adjusted Net Income and Adjusted EBITDA may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

Adjusted Net Income and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted Net Income and Adjusted EBITDA rather than net income (loss), the nearest GAAP equivalent. For example, Adjusted Net Income and Adjusted EBITDA exclude:

•

certain recurring non-cash charges such as depreciation of fixed assets, although these assets may have to be replaced in the future, as well as amortization of acquired intangible assets and asset retirement obligations;

•	costs of acquiring and integrating businesses, which will continue to be a part of our growth strategy;

•

non-cash gains or losses from fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and the mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion;

•	impairment charges on long-lived assets and intangible assets;

•

expenses and charges related to the litigation and other activities associated with our ethylene oxide sterilization facilities in Willowbrook, Illinois, Atlanta, Georgia and Santa Teresa, New Mexico, even though that litigation remains ongoing;

•	in the case of Adjusted EBITDA, interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness; and

•	share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.

In evaluating Adjusted Net Income and Adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments in this presentation. Our presentations of Adjusted Net Income and Adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted Net Income and Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP measures.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP to Adjusted Net Income and Adjusted EBITDA, for each of the periods indicated:

	Year Ended December 31,
(in thousands)	2020	2019	2018
Net loss	$(37,491)	$(20,425)	$(5,876)
Amortization of intangible assets	80,255	80,048	79,906
Impairment of long-lived assets and intangible assets(a)	—	5,792	85,067
Gain on sale of Medical Isotopes business(b)	—	—	(95,910)
Share-based compensation(c)	10,987	16,882	6,943
Capital restructuring bonuses(d)	2,702	2,040	—
(Gain) loss on foreign currency and embedded derivatives(e)	(8,454)	2,662	14,095
Acquisition and divestiture related charges, net(f)	3,932	(318)	1,168
Business optimization project expenses(g)	2,524	4,195	8,805
Plant closure expense(h)	2,649	1,712	—
Loss on extinguishment of debt(i)	44,262	30,168	—
Professional services relating to EO sterilization facilities(j)	36,671	11,216	4,739
Accretion of asset retirement obligation(k)	1,946	2,051	1,366
COVID-19 expenses(l)	2,677	—	—
Income tax benefit associated with pre-tax adjustments(m)	(43,536)	(35,637)	(24,988)

Adjusted Net Income	99,124	100,386	75,315

Interest expense, net	215,259	157,729	143,326
Depreciation(n)	63,309	66,671	66,910
Income tax provision applicable to Adjusted Net Income(o)	42,167	55,146	55,086

Adjusted EBITDA	$419,859	$379,932	$340,637

(a)

Represents impairment charges related to the decision to not reopen the Willowbrook, Illinois facility in September 2019. For 2018, represents impairment charges associated with the withdrawal of the GA-MURR project.

(b)	Represents the gain on the divestiture of the Medical Isotopes business in July 2018.
(c)

Includes non-cash share-based compensation expense. 2019 also includes $10.0 million of one-time cash share-based compensation expense related to the pre-IPO Class C Units, which vested in the third quarter of 2019. See Note 16. Share-Based Compensation in the notes to our consolidated financial statements incorporated by reference from Sotera Health’s 2020 10-K.

(d)	Represents cash bonuses for members of management relating to the November 2020 IPO and the December 2019 refinancing.
(e)

Represents the effects of (i) fluctuations in foreign currency exchange rates, primarily related to remeasurement of intercompany loans denominated in currencies other than subsidiaries’ functional currencies, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.

(f)

Represents (i) certain direct and incremental costs related to the acquisitions of Toxikon Europe NV (“Nelson Europe”) in 2017, Gibraltar Laboratories, Inc. (“Nelson Fairfield”) in 2018 and Iotron Industries Canada, Inc. in July 2020, and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, and (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.

(g)

Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of Nordion and Nelson Labs, including the divestiture of Medical Isotopes, the withdrawal from the GA-MURR project, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.

(h)	Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(i)

Represents expenses incurred in connection with the refinancing of our debt capital structure in December 2019 and paydown of debt with the proceeds from our IPO, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.

(j)

Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees. See Item 3.” Legal Proceedings” incorporated by reference from Sotera Health’s 2020 10-K.

(k)

Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.

(l)

Represents non-recurring costs associated with the COVID-19 pandemic, including donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.

(m)

Represents the tax benefit or provision associated with the reconciling items between net income (loss) and Adjusted Net Income. To determine the aggregate tax effect of the reconciling items, we utilized statutory income tax rates ranging from 0% to 35%, depending upon the applicable jurisdictions of each adjustment.

(n)	Includes depreciation of Co-60 held at gamma irradiation sites.
(o)	Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (m).

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks together will the other information included or incorporated by reference in this prospectus before deciding to invest in our common stock, including the risks described under “Risk Factors” in Part I, Item. 1A of Sotera Health’s 2020 10-K. The occurrence of any of the following risks could harm our business, revenue and financial results. In addition, risks and uncertainties that are not presently known to us or that we currently believe are immaterial could also harm our business, revenue and financial results. If any of these risks occur, the value of our common stock could decline and you may lose all or part of your investment.

Risks Related to the Company

We depend on a limited number of counterparties that provide the materials and resources we need to operate our business. Any disruption in the availability of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of current geopolitical instability arising from U.S. relations with Russia and related sanctions, may have a material adverse effect on our operating results.

We purchase certain direct materials, equipment and services necessary for the provision of our specialized products and services from a sole or limited number of suppliers and subcontractors, and purchase large quantities of product from an individual supplier in certain cases. If one or more of our significant suppliers or service providers were unable to meet their obligations under present arrangements, direct materials or equipment were to become unavailable within the geographic area from which they are now sourced, or supplies were otherwise constrained or disrupted for any reason (including as a result of a natural disaster or other adverse occurrence), we may incur increased costs for our direct materials or equipment and may be unable to accommodate new business or meet our current customer commitments. For example, in the United States there is a single supplier of EO for our sterilization business. Further, our reliance on a single or limited number of suppliers may limit our negotiating power, particularly during times of rising direct material costs.

We source a substantial portion of our Co-60 supply from three nuclear reactor operators in Canada and Russia under contracts that extend to between 2024 and 2064. See Item 1. “Business—Our Businesses—Nordion—Nuclear Reactor Operators” in Sotera Health’s 2020 10-K, which is incorporated herein by reference. If there were a decrease in output or disruption at any of these reactors (including as a result of a natural disaster or other adverse occurrence), the counterparties failed to perform under their agreements with us or declined to enter into renewal contracts with us for our future supply needs and we are unable to obtain supply from other sources, or if such sources begin to compete with us in one or more geographies, this could have a material adverse effect on our business. In addition, a number of reactors that have the capacity to generate Co-60 are government owned. Priorities of governments can change. Any repurposing of a government-owned reactor that generates Co-60 for an alternative use has in the past and could in the future lead to a decrease in Co-60 availability, which could have a material adverse effect on our business, prospects, financial condition or results of operations.

Further, approximately 20% of our supply of Co-60 currently is generated by Russian nuclear reactors. Over the next few years, we expect that there will be periods when, due to planned or unplanned outages and variability in supply from individual reactors, the proportion of our supply from Russian reactors may increase to as much as 50% for a given year. The United States, Canada and the European Union have imposed sanctions against Russian officials and certain Russian companies and individuals. Russia has responded with countermeasures, including limiting the import of certain goods from the United States and other countries. Expanded sanctions could target government-owned operations, including Russian nuclear reactor operators, and could prevent us from doing business with them. The U.S. government has also implemented certain sanctions targeting non-U.S. persons for activities conducted outside the United States that involve specific sanctions targets or certain activities related to sanctioned countries, any of which could prohibit us from conducting routine commercial transactions with Russian entities that are engaged in certain transactions related to sanctioned countries or sanctioned parties. If the U.S. government significantly broadens the scope of, or Canada or the European Union imposes, sanctions against Russia and prevents the importation of Russian-sourced Co-60 or the Russian government responds with further countersanctions, it may make it generally more difficult to do business with Russian entities. Any sanctions or countermeasures could have a material adverse effect on our business, prospects, financial condition or results of operations.

Any interruptions that we experience with our key suppliers, regarding the availability of Co-60, changes in regulatory requirements regarding the use of Co-60 or unavailability or short-supply of raw materials or services, may disrupt or cause a shutdown of portions of our operations, materially increase our costs or have other adverse consequences on our business, prospects, financial condition or results of operations.

Industry trends could impact the demand for our products and services and could have a material adverse effect on our business.

Industry trends that affect medical device, pharmaceutical or biotechnology companies affect our business. The medical device industry is characterized by frequent product development and technological advances, which may reduce demand for our sterilizing and testing services if our existing services no longer meet our customers’ requirements. Any significant decrease in life science research and development expenditures by medical device, pharmaceutical and biotechnology companies, including as a result of a general economic slowdown, could in turn impact the volumes of medical products that require sterilization or lab testing services. Future demand for Co-60 or our sterilization services could also be adversely impacted by changes to preferred sterilization modalities. Our ability to adapt our business to meet evolving customer needs depends upon the development and successful commercialization of new services, new or improved technologies and additional applications of our technology for our customers’ new products. We can give no assurance that any such new services will be successful or that they will be accepted in the marketplace. Any failure to develop or commercialize new services and technologies and any decrease in demand for our products or services could have a material adverse effect on our business, prospects, financial condition or results of operations.

If changes in healthcare regulations or other developments in the healthcare industry, including concerns around single-use medical devices, were to lead to a material reduction in medical procedures or use of medical devices, demand for our services could be adversely affected. Demand for our products and services may also be affected by changes from time to time in the laws and regulations that govern our operations and industry, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which in turn impact industry trends. New regulatory requirements could lead to changes in the medical device industry and the behavior of our customers that are difficult to predict but could have a material adverse effect on our business, prospects, financial condition or results of operations. Further, if any significant disposal restrictions or requirements are imposed that materially increase the cost or administrative burden of the disposal process for single-use medical devices, hospitals and other end-users of such devices might decrease their use of such devices in favor of reusable medical products, which would decrease the demand for our services, which could in turn have a material adverse effect on our business, prospects, financial condition or results of operations.

Changes in environmental, health and safety regulations or preferences may negatively impact our business.

Federal, state and international authorities regulate the operation of our gamma irradiation and EO processing plants, as well as the operations of our customers. If any of the regulators that govern our operations or the operations of our customers were to institute severely restrictive policies or regulations that increase our costs or change the preferences or requirements of our customers, demand for our products and services may be materially affected. Additionally, certain regulators, including the FDA, have started initiatives to encourage development of sterilization alternatives to EO processing. We have taken part in some of these initiatives. We have made proactive, voluntary investments to enhance emissions controls. However, new regulations or changes to existing or expected regulations may require additional investments in new emissions control technology or otherwise increase the cost of our gamma irradiation or EO processing. See related risk factor “—We are subject to extensive regulatory requirements and routine regulatory audits in our operations. We must receive permits, licenses and/or regulatory clearance or approval for our operations. Compliance with these regulations is costly, and failure to comply with all laws and regulations or to receive or maintain permits, licenses, clearances or approvals may negatively impact our revenues, profitability, financial condition or value.” Reconfiguring a gamma irradiation or EO processing plant so that it is suitable for a different sterilization technology, in response to changes in demand or other factors, would require significant capital investment and require us to suspend operations at the affected facility during the conversion. Any of the foregoing could have a material adverse effect on our business, prospects, financial condition or results of operations.

Safety risks associated with the use and disposal of potentially hazardous materials, such as EO and Co-60, may result in accidents or liabilities that materially affect our results of operations.

EO is flammable and potentially explosive. An explosion or fire could occur at the sterilization facilities at which we use EO, including due to an accidental ignition of EO in an uncontrolled environment. Particular care must be exercised in order to avoid inadvertently causing an explosion or fire, which could interrupt our normal operations at or cause a shut-down of the affected facility while repairs are made. Any EO explosion or similar incident could result in the closure of our facilities, workplace injuries, property damage or otherwise adversely affect our business.

Because Co-60 is radioactive, its containment is very important in preventing contamination or improper exposure. If the double-encapsulated Co-60 pencils were to become damaged or corroded, Co-60 sources could develop a source leak, leading to radioactive contamination requiring comprehensive clean-up of the storage pool. Similarly, physical damage to the protective stainless-steel covering during the process of adding or removing Co-60 rods from an irradiator could also result in a source leak and contamination incident. Clean-up and disposal costs for damaged Co-60 rods and radioactive contamination could be significant. If any liability claims are made against us in the future, we could be liable for damages that are alleged to have resulted from such exposure or contamination.

Potentially hazardous materials must be handled and disposed of properly. Accidents involving disposal or handling of these substances, including accidents resulting from employees failing to follow safety protocols, could result in injury to property, the environment and human health, as well as possible disruptions, restrictions or delays in production, and have in the past and could in the future result in claims relating to such events. For example, members of our workforce in the past have been injured in our facilities. Any injuries or damage to persons, equipment or property or other disruption in the disposal, production, processing or distribution of products could result in a significant decrease in operating revenue, a significant increase in costs to replace or repair and insure our assets and substantial reputational harm, which could materially adversely affect our business, prospects, financial condition or results of operations, and could have legal consequences that affect our ability to continue to operate the affected facility. Our customers served by an affected facility could choose to switch to an alternative sterilization service provider.

Any incident at any of our EO or gamma facilities that causes harm to workers or others or the interruption of normal operations at such facility could result in substantial liability to us. We are currently the subject of lawsuits alleging that purported EO emissions from certain of our current and former facilities have resulted in toxicological or health-related impacts on the environment, the communities that surround our facility and a customer’s employees. We deny these allegations and intend to vigorously defend against these claims. We have also from time to time been involved with workers’ compensation claims relating to potentially hazardous materials. We may be subject to similar claims in the future, and one or more adverse judgments could result in significant liability for us and have a material adverse effect on our business, financial condition and results of operations. See related Risk Factors “—We are currently defending certain litigation, and we are likely to be subject to additional litigation in the future” and “—Potential health risks associated with the use of EO and Co-60 may subject us to future liability claims.”

Nordion contracts for the activation of Co-59 “targets” (cobalt pellets and slugs) into Co-60 in certain nuclear reactors in Canada and Russia. Our Co-59 targets (and in Canada, our adjuster rods provided to us by a supplier) function as part of the reactors’ reactivity control systems. While national laws or international conventions generally channel liability for nuclear incidents exclusively to reactor operators, equipment suppliers could be subject to lawsuits for damage to the nuclear installation or damages allegedly intentionally caused. While we make efforts to protect our interests through contractual provisions, quality assurance programs and the nature of our commercial relationships, there is no assurance that any of these measures will prove effective in shielding us from liability, and any such liability or consequences could have a material adverse impact on our business, results of operation and financial condition.

We currently carry pollution liability insurance for all our facilities and related operations and liability insurance, including from third party bodily injury or property damage allegedly arising from the storage, use, transportation or accident involving EO and Co-60 sources throughout our operations. However, such insurance may not cover all risks associated with the potential hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies. Additionally, our ability to increase pollution liability insurance limits or replace any policies upon their expiration without exclusions for claims related to alleged EO exposure may be adversely impacted by claims against us, including current claims alleging that purported EO emissions from certain of our facilities have resulted in toxicological or health-related impacts on the environment, the communities that surround our facility and a customer’s employees. We deny these allegations and are vigorously defending against these claims. To the extent any pollution liability is not covered by our insurance or able to be recovered from other parties, our business, financial condition or results of operations could be materially adversely affected.

Safety risks associated with the transportation of potentially hazardous materials, such as EO and Co-60, may result in accidents or liabilities that materially affect our results of operations.

Our products, supplies and by-products are transported through a combination of ground, sea and air transport. Co-60 and EO are radioactive and potentially combustible, respectively, and must be handled carefully and in accordance with applicable laws and regulations. An incident in the transportation of our raw materials, products and by-products or our failure to comply with laws and regulations applicable to the transfer of such products could lead to human injuries or significant property damage, regulatory repercussions or could make it difficult to fulfill our obligations to our customers, any of which could have a material adverse effect on our business, prospects, financial condition or results of operations.

Our EO and Co-60 raw materials are potentially hazardous and could make our facilities and transportation vehicles targets for terrorists, which could have a material adverse effect on our operations. We are subject to stringent requirements regarding how we secure these materials. If our failure to adequately secure these materials leads to their being stolen or materially damaged, our licenses to operate could be suspended resulting in a material adverse effect to our business, prospects, financial condition or results of operations. Any such incident could also have legal consequences, such as violations of regulatory requirements and/or lawsuits for personal injuries, property damage or diminution, and similar claims could result in substantial liability to us. Additionally, loss of control of Co-60 sources by a customer could result in contamination and significant public health consequences.

Potential health risks associated with the use of EO may subject us to future liability claims and other adverse effects.

Potential health risks associated with exposure to EO under certain conditions subject us to the risk of liability claims being made against us by workers, contractors and others, including individuals who reside or have resided near our EO sterilization facilities and employees of our customers. Assessments of the potential health risks of exposure to EO have evolved over time. For example, although EO is present in the environment from a variety of sources and naturally produced by the human body, the U.S. Environmental Protection Agency (“USEPA”) has identified a potential for increased risk of certain cancers from exposure to EO. In 2016, the USEPA published its Integrated Risk Information System toxicity assessment of EO (the “IRIS Assessment”), and in 2018, the USEPA published its most recent National Air Toxics Assessment, which utilized the IRIS Assessment and data collected in 2014, identifying EO as a potential cancer concern in several areas across the country, including areas surrounding our Willowbrook facility and our facilities in Atlanta and Santa Teresa, New Mexico. Another organization has disagreed with aspects of the IRIS Assessment on the carcinogenic potency of EO, and we expect risk assessments related to EO will continue to evolve and be examined. We can give no assurance as to their impact on our business, prospects, financial condition or results of operations.

We are currently the subject of tort lawsuits alleging personal injury by purported exposure to emissions and releases of EO from our facilities in Willowbrook and Atlanta. Additionally, we are defendants in a lawsuit by certain employees of a contract sterilization customer in Georgia who allege personal injury by workplace exposure to EO. We are also defendants in lawsuits alleging that our Atlanta facility has devalued and harmed plaintiffs’ use of real properties they own in Smyrna, Georgia and caused other damages. Additional personal injury and property devaluation claims have been threatened. We are also defendants in a lawsuit brought by the State of New Mexico, ex rel. Hector Balderas, Attorney General alleging that emissions of EO from our Santa Teresa facility constitute a public nuisance, have materially contributed to increased health risks suffered by residents in the area, and that injunctive relief should be awarded requiring us to cease any and all uncontrolled emissions or releases of EO from the Santa Teresa facility, including by making certain modifications to sterilization processes at the facility. We deny the allegations and are vigorously defending these claims. See related Risk Factors“—We are currently defending certain litigation, and we are likely to be subject to additional litigation in the future,” Item 3. “Legal Proceedings,” and Note 20. “Commitments and Contingencies” to our consolidated financial statements in Sotera Health’s 2020 10-K, which is incorporated herein by reference. It is likely that we will be subject to other claims by or on behalf of similar groups of plaintiffs in the future relating to any of our current or former facilities. In addition, we have encountered and will likely continue to encounter resistance, protests or other actions in communities where our existing facilities are located or where we seek to establish or expand facilities based on the perceptions of the risk associated with exposure to EO held by some residents and officials of these communities. This publicity may also have other adverse impacts, including damage to our reputation and public pressure against our facilities that may affect our ability to conduct our business.

Our liability insurance coverage may not be adequate to cover any liabilities arising out of such allegations or remain available to us at acceptable costs. A successful claim brought against us in excess of the insurance coverage then available to us could have a material adverse effect on our business, prospects, financial condition or results of operations.

We are currently defending certain litigation, and we are likely to be subject to additional litigation in the future.

Our business exposes us to significant potential risk from lawsuits, investigations and other legal proceedings. We are currently pursuing and defending various proceedings and will likely be subject to additional proceedings in the future, including potential litigation regarding the products and services we provide or which we or our predecessors have provided.

We are currently the subject of tort lawsuits alleging personal injury by purported exposure to emissions and releases of EO from our facilities in Willowbrook and Atlanta. Additionally, we are defendants in a lawsuit by certain employees of a contract sterilization customer in Georgia who allege personal injury by purported workplace exposure to EO. We are also defendants in lawsuits alleging that our Atlanta facility has devalued and harmed plaintiffs’ use of real properties they own in Smyrna, Georgia and caused other damages. Additional personal injury and property devaluation claims have been threatened. We are also defendants in a lawsuit brought by the State of New Mexico, ex rel. Hector Balderas, Attorney General alleging that emissions of EO from our Santa Teresa facility constitute a public nuisance, have materially contributed to increased health risks suffered by residents in the area, and that injunctive relief should be awarded requiring us to cease any and all uncontrolled emissions or releases of EO from the Santa Teresa facility, including by making certain modifications to sterilization processes at the facility. We deny the allegations and are vigorously defending against the claims. However, one or more adverse judgments could result in significant liability for us and have a material adverse effect on our business, financial condition and results of operations. In addition, we have been involved in litigation in Georgia against local officials to allow us to resume operations at our Atlanta facility that had been suspended while we installed enhancements to our EO emissions control systems, as well as to challenge local officials’ unsupported claims of loss of neighboring residential property values in tax assessments. See Item 3. “Legal Proceedings” and Note 20, “Commitments and Contingencies” to our consolidated financial statements in Sotera Health’s 2020 10-K, which is incorporated herein by reference, for more detail on our pending litigation.

In litigation, including those described above, plaintiffs may seek various remedies, including without limitation declaratory and/or injunctive relief; compensatory or punitive damages; restitution, disgorgement, civil penalties, abatement, attorneys’ fees, costs and/or other relief. Settlement demands may seek significant monetary and other remedies, or otherwise be on terms that we do not consider reasonable under the circumstances. In some instances, even if we comply with applicable laws and regulations, including those relating to emission standards, an adverse judgment or outcome may occur based on other applicable laws or principles of common law, including negligence and strict liability, and result in significant liability and reputational damage for us. It is likely that we will be subject to other claims in addition to those described above by or on behalf of similar groups of plaintiffs in the future relating to any of our current or former facilities or activities. In addition, awards against and settlements by our competitors or publicity associated with our current litigation could incentivize parties to bring additional claims against us.

Any claim brought against us, regardless of its merits, could be costly to defend and could result in an increase of our insurance premiums and exhaust our available insurance coverage. The financial impact of litigation, particularly class action and mass action lawsuits, is difficult to assess or quantify. Some claims brought against us might not be covered by our insurance policies or might exhaust our available insurance coverage for such occurrences. Furthermore, an insurer might refuse coverage, and even where the claim should be covered by insurance, we have significant self-insured retention amounts, which we would have to pay in full before obtaining any insurance proceeds. To the extent our insurance coverage is inadequate and we are not successful in identifying or purchasing additional coverage for such claims, we would have to pay the amount of any settlement or judgment that is in excess of policy limits. We have reached the per occurrence limit of our insurance coverage for claims related to Willowbrook’s EO emissions due to legal costs associated with such claims and have not yet been and likely will not be successful in identifying or purchasing additional coverage for such claims. If any judgments are rendered against us and are upheld on appeal, we would not have insurance coverage to cover such judgment. Claims against us that result in entry of a judgment or we settle that are not covered or not sufficiently covered by insurance policies, or which fall within retained liability under our policies, could have a material adverse impact on our business, prospects, financial condition or results of operations.

Our business is highly competitive, and if we fail to compete successfully, our business, prospects, financial condition or results of operations may be adversely affected.

We face competition from other providers of outsourced sterilization and lab services. In addition, some manufacturers have in-house sterilization and lab testing and related capabilities, and further consolidation within our industry and within our customers’ industries could impact our ability to compete. Further, our competitors and potential competitors are attempting to develop alternate technologies, in particular improved x-ray sterilization technology, which would not be reliant on the availability of Co-60. If any of our competitors significantly expand their sterilization or lab testing facility capacity, including as a result of these alternative technologies, it could lead to price fluctuations and competitive pricing pressure, diminish our profitability or lead to changes in our customer relationships across our business segments. We generally compete on the basis of quality, reputation, the cost of sterilization services, the cost of transportation to and from the sterilization facility and processing turnaround time. If our services, supply, support, distribution or cost structure do not enable us to compete successfully, including against alternative technologies, or we are unable to successfully develop and adopt alternative technologies ourselves, our business, prospects, financial condition or results of operations could be materially adversely affected. The expansion of alternative sterilization technologies may require us to build new facilities, which can be time-consuming and costly.

If Co-60 source suppliers in other countries, including China, India or Russia, significantly increase their involvement in the global Co-60 sources market, it could have a material adverse effect on our business, prospects, financial condition or results of operations. Additionally, several customers of our Nordion business are themselves providers of sterilization services and therefore are competitors of our Sterigenics business. If these customers were to shift to a different source for their supply of Co-60 sources, because they prefer to use a supplier not affiliated with us or for any other reason, it could materially adversely affect our business, prospects, financial condition or results of operations. Further, if a Nordion customer were to lose market share to a competitor using an alternative sterilization provider, we would similarly lose sales volumes, which may have a material adverse effect on our business, prospects, financial condition or results of operations.

Additionally, Nelson Labs faces a wide variety of competitors, including small, specialized niche players, large, broad multinational corporations and internal laboratories that can perform the services that we provide. Shifts in the market that diminish our customers’ preference for outsourcing their testing and large, well-funded competitors entering more directly into the specialized lab services that we provide may adversely affect our business.

Certain of our long-term contracts include variable price clauses and are subject to market changes, which could have a material adverse effect on our business.

The aggregate cost of our direct materials and energy represents a significant portion of our cost of revenues. The prices of the direct materials we utilize vary with market conditions and may be highly volatile. Additionally, the cost of energy for some of our facilities is regulated, and we are required to work with the local utility provider, which prevents us from contracting for a lower rate or seeking an alternate supplier. Although we have attempted, and will continue to attempt, to match increases in the prices of direct materials or energy with corresponding increases in prices for our products and services, our ability to pass through increases in the cost of direct materials or energy to customers is highly dependent upon market conditions and we may not be able to immediately raise such prices, if at all. Most of our customer contracts for sterilization services allow us to pass through our direct material costs, but we may not be able to immediately or completely implement increases in the prices of our products and services. Specifically, there is a risk that raising prices charged to our customers could result in a loss of sales volume. Reactions by our customers and competitors to our price increases could cause us to reevaluate and possibly reverse or reduce such price increases. Any increase in the price of one of these materials or energy could have a material adverse effect on our business, prospects, financial condition or results of operations.

Allegations of our failure to properly perform our services may expose us to potential product liability claims, recalls, penalties and reputational harm or could otherwise cause a material adverse effect on our business.

We face the risk of financial exposure to product and other liability claims alleging that our failure to adequately perform our services resulted in adverse effects, including product recalls or seizures, adverse publicity and safety alerts. In our Sterigenics business, for example, while our customers are generally responsible for determining the cycle parameters (the levels of temperature, humidity and EO concentration to which products are exposed during the sterilization process and the duration of such exposure) or dosage specifications (the amount of gamma or E-beam irradiation to which products are exposed) for their products, we are required to certify that such cycle or dosage parameters were achieved. If we fail to process a customer’s product in accordance with the cycle parameters, dosage specifications or testing requirements prescribed by the customer, our standard contract requires us to inform our customer of the nonconformance, to reprocess or retest the product if that is a feasible alternative and to reimburse the customer (subject to a maximum) for the cost of any such product which is damaged as a result of the nonconformance. We could be held liable in the future for personal injury, contractual or other damages that are alleged to result from improper or incorrect processing, cycle parameters or dosage specifications, testing or product damage. Even where processing occurred within cycle parameters, we have faced in the past and may face in the future claims of personal injury resulting from processing. In our Nelson Labs business, if we fail to perform our services in accordance with regulatory requirements for medical products, regulatory authorities may take action against us or our customers. Regulatory authorities may disqualify certain analyses from consideration in connection with marketing authorizations, which could result in our customers not being able to rely on our services in connection with their submissions, may subject our customers to additional studies or testing and delays in the development or authorization process, and may lead our customers to take actions such as terminating their contracts with us. We could also face claims that we performed erroneous or out-of-specification testing or data integrity complaints, which could require retesting, and which could result in claims of economic or other loss or which could result in personal injury. To the extent we engage in clinical trials or studies, we will be subject to additional regulatory requirements, including those relating to human subject protection, good clinical practices and data privacy. Any actual or perceived failure to meet such requirements may result in regulatory authorities taking action against us or our customers, and we may face claims or be held liable for harm caused to human subjects. We derive limited revenue from government customers and our government contracts may contain additional requirements that may increase our costs of doing business, subject us to additional government scrutiny and expose us to liability for failure to comply with contractual requirements. In our Nordion business, our processing and sale of medical-grade Co-60 used for radiation therapy involve an inherent risk of exposure to product liability claims, product recalls and product seizures. In addition, our installation of irradiators for our customers could expose us to design defect product liability claims, whether or not such claims are valid. A product liability judgment against us could also result in substantial and unexpected costs, affect customer confidence in our products, damage our reputation and divert management’s attention from other responsibilities.

Although we maintain product and professional liability insurance coverage in amounts we believe are customary, there can be no assurance that this level of coverage is adequate or that we will be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. Our product and professional liability insurance also does not cover matters related to EO emissions. A product recall or seizure or a partially or completely uninsured judgment against us could have a material adverse effect on our business, prospects, financial condition or results of operations.

We are subject to extensive regulatory requirements and routine regulatory audits in our operations. We must receive permits, licenses and/or regulatory clearance or approval for our operations. Compliance with these regulations is costly, and failure to comply with all laws and regulations or to receive or maintain permits, licenses, clearances or approvals may hurt our revenues, profitability, financial condition or value.

Our industry is characterized by evolving regulations, and our operations are subject to extensive regulation in the United States and other countries where we do business. We are regulated by national and local agencies with jurisdiction over a number of areas directly or indirectly related to our businesses, including environmental, nuclear safety, homeland or national security, worker safety and health, food, drug and device manufacturing, research and marketing, transportation, drug enforcement (governing the handling of controlled substances) and agriculture, fish and wildlife. These laws and regulations regulate our use of potentially hazardous materials, such as EO and Co-60, and can require us to carefully manage, control emissions of or limit human exposure to, these materials. For example, Occupational Safety and Health Administration (“OSHA”) regulations and similar laws in other jurisdictions limit worker exposure to EO. In addition, FDA regulations dictate the acceptable amount of EO residue on different types of sterilized products. In most jurisdictions, we are required to maintain and operate pollution control equipment to minimize emissions and releases of EO. Regulations issued by OSHA, the U.S. Nuclear Regulatory Commission (the “NRC”) and other agencies also require that equipment used at our facilities be designed and operated in a manner that is safe. The use of EO for medical device sterilization is regulated by the USEPA under the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) and the Clean Air Act (the “CAA”). Our supplier maintains a FIFRA registration for the EO they sell in the United States that is used to sterilize or reduce the viable microorganisms on a listed group of products, including medical devices, pharmaceutical products, cosmetics, and spice products. The USEPA is in the process of reviewing EO’s FIFRA re-registration eligibility in accordance with the provisions of FIFRA. In November 2020, the USEPA released a draft risk assessment for public comment regarding the re-registration review, stating that mitigation measures are necessary to protect the health of workers at facilities that use EO and surrounding communities. The next step in the FIFRA re-registration process would be to issue a proposed interim decision, which is used to outline the potential risk management options to address any potential risks of concern. As a condition of continued registration, the USEPA is likely to require enhancements to the processes and equipment for use of EO used for the listed applications. The USEPA is also expected to propose updated National Emission Standards for Hazardous Air Pollutants (“NESHAP”) air emission regulations for commercial EO sterilization facilities, which have not yet been published and with which sterilization facilities like ours will be required to comply. We expect to incur capital costs for enhancements to our equipment and to implement process automation and emission control enhancements to comply with these and other changing requirements. If the future regulations differ from our current expectation, they may require additional modifications and capital costs beyond what we have budgeted for, which could be material. Any future failure of the USEPA to allow reregistration of EO would have a material adverse effect on our business, prospects, financial condition or results of operations.

In the United States, our gamma irradiation facilities are heavily regulated, including by the NRC and state regulations. These laws and regulations specify the requirements for, among other things, maximum radiation doses, system designs, safety features and alarms and employee monitoring, testing and reporting. While some specific requirements are different in the various jurisdictions other than the United States, the fundamental concepts are consistent, since all are signatories to the International Atomic Energy Agency (“IAEA”) conventions and have adopted safety standards from the IAEA and recommendations from the International Commission on Radiological Protection. The design, construction and operation of sterilization and lab testing facilities are highly regulated and require government licenses, including environmental approvals and permits, and may be subject to the imposition of related conditions that vary by jurisdiction. In some cases, these approvals and permits entail periodic review. We cannot predict whether all licenses required for a new facility will be granted or whether the conditions associated with such licenses will be achievable. Changes in these laws and regulations have the potential to increase our costs.

Additionally, our operations in the United States and the majority of our facilities outside the United States (to the extent we are processing a product in that facility that will end up in the U.S. market) are regulated by the FDA. We are also regulated by other health regulatory authorities in other countries. Specifically, these operations include some of our sterilization and product testing activities that may constitute “manufacturing” activities and are subject to FDA requirements. The FDA may issue Form 483 findings or warning letters or take other administrative or enforcement actions for noncompliance with FDA laws and regulations and the issues raised by such warning letters require significant resources and time to correct. Failure to comply with regulatory requirements could have a material adverse effect on our business.

To the extent Nordion in the future ceases to operate its facility in Kanata, Canada, Nordion will be responsible for the radiological decommissioning of such facility, including in respect of the portion leased by BWX Technologies, Inc. (“BWXT”) in connection with its acquisition of the Medical Isotopes business to the extent any contamination precedes such transaction. In addition, if Sterigenics in the future ceases to operate any of its irradiation facilities, it will be responsible for decommissioning costs in respect of such facilities. We currently provide financial assurance for approximately $50 million of such decommissioning liabilities in the aggregate in the form of letters of credit, surety bonds or other surety. Such potential decommissioning liabilities may be greater than currently estimated if additional irradiation facilities are licensed, unexpected radioactive contamination of those facilities occur, regulatory requirements change, waste volume increases, or decommissioning cost factors such as waste disposal costs increase.

See Item 1. “Business—Government Regulation and Environmental Matters” for more information on the regulatory requirements of our businesses.

Compliance with these regulations, as well as our own voluntary programs that relate to maintaining the safety of our employees and facilities as well as the environment, may be difficult, burdensome or expensive. Any change in these regulations, the interpretation of such regulations as well as our customers’ perception of such changes will require us to make adaptations that may subject us to additional costs, and ultimate costs and the timing of such costs may be difficult to accurately predict and could be material. Regulatory agencies may refuse to grant approval or clearance or may require the provision of additional data, and regulatory processes may be time consuming and costly, and their outcome may be uncertain in certain of the countries in which we operate. Failure to secure renewal of permits or tightening of restrictions within our existing permits could have a material adverse effect on our business or cause us to incur material expenses. Regulatory agencies may also change policies, adopt additional regulations or revise existing regulations, each of which could impact our ability to provide our services or increase our costs. Additionally, local regulatory authorities may change the way in which they interpret and apply local regulations in response to negative public pressure about our facilities. For example, officials stopped operations at one of our facilities purportedly to review our fire and building code status and certificate of occupancy.

Our failure to comply with the regulatory requirements of these agencies may subject us to administratively or judicially imposed sanctions. These sanctions include, among others, warning letters, fines, civil penalties, criminal penalties, injunctions, debarment, product seizure or detention and total or partial suspension of operations, sale and/or promotion. While we strive to comply with these regulatory requirements, we have not always been and may not always be in compliance and, as a result, can be subject to significant civil and criminal fines and penalties, including the shutdown of our operations or the suspension of our licenses, permits or registrations. See Item 3. “Legal Proceedings,” and Note 20. Commitments and Contingencies to our consolidated financial statements included in Sotera Health’s 2020 10-K, which is incorporated herein by reference, and related Risk Factor “—Potential health risks associated with the use of EO may subject us to future liability claims and other adverse effects.” The failure to receive or maintain, or delays in the receipt of, relevant U.S. or international regulatory qualifications could have a material adverse effect on our business, prospects, financial condition or results of operations.

Our operations are subject to a variety of business continuity hazards and risks, including our reliance on the use and sale of products and services from single locations, any of which could interrupt production or operations or otherwise adversely affect our performance, results or value.

In addition to the other risks described or incorporated by reference herein, our operations are subject to business continuity hazards and risks that include explosions, fires, earthquakes, inclement weather and other natural disasters; utility or other mechanical failures; unscheduled downtime; labor difficulties; disruption of communications; terrorist, security breach or other workplace violence event; changes in the use of government-owned reactors, including repurposing nuclear facilities; and pandemics or other public health crises.

It can be costly to ship products long distances for the purpose of sterilization; therefore, our ability to offer a full range of sterilization services close to our customers’ manufacturing and distribution centers worldwide is critical for our business. An adverse occurrence at one of our facilities or the facilities of a supplier or customer could damage our business. While other facilities in our network may have the capacity to service our customers that had been served by an affected facility, we may not be able to transfer all interrupted services. The stringent regulations and requirements we are subject to regarding the manufacture of our products and provision of services and the complexities involved with processing of Co-60 may prevent or delay us from establishing additional or replacement sources for our production facilities. Any event, including those listed above or other circumstances that results in a prolonged business disruption or shutdown to one or more of our facilities, could create conditions that prevent, or significantly and adversely affect, our receiving, processing, manufacturing or shipping products at existing levels, or at all. Such events could adversely affect our sales, increase our expenses, create potential liabilities and/or damage our reputation, any of which could have a material adverse effect on our business, prospects, financial condition or results of operations.

In addition, since we obtain Co-60 from a limited number of reactors, if any of their facilities were to be seriously damaged or have their production materially decrease due to a natural disaster or other adverse occurrence, our access to Co-60 would be materially affected and we may be unable to meet all the needs of our customers. See related Risk Factor “—We depend on a limited number of counterparties that provide the materials and resources we need to operate our business. Any disruption in the availability of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of current geopolitical instability arising from U.S. relations with Russia and related sanctions, may have a material adverse effect on our operating results.”

Further, governmental action may disrupt the operations of our facilities that process potentially hazardous materials. For example, in February 2019 the Illinois Environmental Protection Agency (“IEPA”) issued a seal order temporarily shutting down our sterilization activities at our Willowbrook facility, and in October 2019, county officials ordered our Atlanta facility, the operations of which we had voluntarily suspended at the time, remain closed until county approval is obtained. Although our Atlanta facility was allowed to resume operations under a Temporary Restraining Order imposed on county officials in April 2020, our facility could be forced to close again upon the resolution of related litigation. The occurrence of any of these or other events might disrupt or shut down operations or otherwise adversely impact the production or profitability of a particular facility or our operations as a whole.

While we maintain insurance policies covering, among other things, physical damage, business interruptions and liability resulting from our services in amounts that we believe are customary for our industries, our insurance coverage may be inadequate or unavailable and we could incur uninsured losses and liabilities arising from such events.

The COVID-19 pandemic has had and could continue to have adverse effects on our business, financial condition and results of operations, which could be material.

The global impact of the COVID-19 pandemic, including the governmental responses, has had a negative effect on the global economy, disrupting the financial markets and creating increasing volatility, and has disrupted our operations. For example, during the pandemic, there has been an increase in deferred elective procedures, which negatively impacts demand for some of our products and services as a result of a decrease in the need for sterilized medical devices used in these procedures. Further, although our operations are considered “essential” in all locations where we operate, we have experienced, and may experience in the future, temporary facility closures while awaiting appropriate government approvals in certain jurisdictions or delays in delivering products or services to customers. The extent to which our operations will be impacted by the outbreak will largely depend on future developments, which are highly uncertain and cannot be accurately predicted, including mandatory closures of our facilities imposed by government authorities, work-from-home orders and social distancing protocols or other currently unforeseen restrictions that could adversely affect our ability to adequately staff and maintain our operations, and those effects could be material. For example, we experienced delayed deliveries at certain locations as a result of governmental travel restrictions enacted in response to the COVID-19 pandemic. We have implemented business continuity planning, including to transition staff off-site to decrease exposure risk and to manage supply chain risk for critical materials, but we cannot guarantee that these measures will be successful. If the COVID-19 outbreak disrupts our supply chain, it could adversely impact our ability to secure supplies for our facilities, which could adversely affect our operations, and those effects could be material. The pandemic and the response thereto, including vaccination efforts, continue to evolve, and we cannot at this time forecast its ultimate duration, severity or impact to our business, our customers or our supply chain. This negative impact could continue for an extended period of time or more severely impact our financial condition and results of operations, and continued weak or worsening economic conditions could negatively impact consumer demand for our products and services. Future pandemics and public crises could impact our business in a similar or worse manner. See related Risk Factor “—Our operations are subject to a variety of business continuity hazards and risks, including our reliance on the use and sale of products and services from single locations, any of which could interrupt production or operations or otherwise adversely affect our performance, results or value.”

If we are unable to increase capacity at existing facilities and build new facilities in a timely and cost-effective manner, we may not achieve our expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed.

Our growth strategy depends on expanding capacity in Europe, the Americas and Asia, which may include building new facilities and expanding existing facilities. The construction or expansion of modern and safe sterilization facilities requires significant expenditures. Delay in the review and licensing process for a new facility could impair or delay our ability to develop that facility or increase the cost so substantially that the facility becomes unattractive to us. Any failure to procure and maintain the necessary licenses would adversely affect ongoing development, construction and continuing operation of our facilities. Additionally, even when we maintain the necessary licenses and are in compliance with applicable regulations, we may be unable to maintain or expand our operations at existing facilities, or otherwise execute on our growth strategy, due to negative publicity or community resistance. Suspensions and closures of our facilities have in the past and may continue to impact our results of operations, and the effects could be material. Those new facilities that are constructed and begin operations may not meet our return expectations due to schedule delays, cost overruns or revenue shortfalls, or they may not generate the capacity that we anticipate or result in the receipt of revenue in the originally anticipated time period or at all. We may not maintain revenue growth or profitability, or such growth, if any, could be delayed if we are not successful in continuing to expand capacity. Additionally, if future demand trends warrant capacity in geographic areas that we have not targeted for new growth, we may be unable to capitalize on opportunities in a timely manner.

We occupy many of our facilities under long-term leases, and we may be unable to renew our leases at the end of their terms.

Many of our facilities, including many of our EO facilities and some of our gamma facilities, are located on leased premises. The terms of leases for our facilities vary in length and expire over a period ranging from 2021 to 2040, most with options to renew for specified periods of time. At the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. For example, in September 2019, we were unable to reach an agreement to renew the lease on our EO processing facility in Willowbrook, following community pressure resulting from negative publicity surrounding our Willowbrook facility. If we are unable to renew our facility leases, we may be required to relocate or close a facility. Relocating a facility involves significant expense in connection with the movement and installation of specialized equipment and any necessary recertification or licensing with regulatory authorities. Closing a facility, even briefly to relocate, would reduce the sales that such facility would have contributed to our revenues and could negatively impact our customer relations. Any such relocation or closure could have a material adverse effect on our business, prospects, financial condition or results of operations.

We conduct sales and distribution operations on a worldwide basis and are subject to a variety of risks associated with doing business outside the United States.

We maintain significant international operations, including operations in China, Brazil, Canada, Mexico, Costa Rica and other countries in Europe and Asia. As a result, we are subject to a number of risks and complications associated with international sales, services and other operations, as well as risks associated with U.S. foreign policy. These include:

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difficulties associated with compliance with numerous, potentially conflicting and frequently complex and changing laws in multiple jurisdictions, e.g., with respect to environmental matters, intellectual property, privacy and data protection, corrupt practices, embargoes, trade sanctions, competition, employment and licensing;

•	general economic, social and political conditions in countries where we operate, including international and U.S. trade policies and currency exchange rate fluctuations;

•	tax and other laws that restrict our ability to use tax credits, offset gains or repatriate funds;

•	currency restrictions, transfer pricing regulations and adverse tax consequences, which may affect our ability to transfer capital and profits;

•	inflation, deflation and stagflation in any country in which we have a manufacturing facility;

•	foreign customers with longer payment cycles than customers in the United States; and

•	imposition of or increases in customs duties and other tariffs.

We operate in a number of countries throughout the world, including in countries that do not have as strong a commitment to anti-corruption and ethical behavior that is required by U.S. laws or by our corporate policies. Based on the nature of our products, these activities involve potential interaction with government agencies, public officials or state-owned enterprises. We are subject to the risk that we, our U.S. employees or our employees located in other jurisdictions or any third party that we engage to do work on our behalf may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business. The U.S. Foreign Corrupt Practices Act (the “FCPA”) and the Canadian Corruption of Foreign Public Officials Act (the “CFPOA”) prohibit corruptly providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. We may deal with both governments and government-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA and other applicable anti-corruption laws. The provisions of the Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects. Any violation of the FCPA, the CFPOA, the U.K. Bribery Act of 2010 (the “Bribery Act”) or any similar anti-corruption law or regulation could result in substantial fines, sanctions or civil and/or criminal penalties, debarment from business dealings with certain governments or government agencies or restrictions on the marketing of our products in certain countries, which could harm our business, financial condition or results of operations. If these anticorruption laws or our internal policies were to be violated, our reputation and operations could also be substantially harmed. Further, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Compliance with multiple, and potentially conflicting, international laws and regulations, including anticorruption laws and exchange controls may be difficult, burdensome or expensive. While our employees and agents are required to comply with these laws, our internal policies and procedures may not always prevent violations. Further, in connection with past and future acquisitions by us, there is a risk of successor liability relating to such laws in connection with prior actions or alleged actions of an acquired company. Such matters or allegations related to such matters could adversely affect our reputation and the burden and cost associated with defending or resolving such matters could adversely affect our business, prospects, financial condition or results of operations.

Further, as a result of our global operations, we generate a significant portion of our revenue and incur a significant portion of our expenses in currencies other than the U.S. dollar, including the euro, the Brazilian real, the British pound sterling, the Chinese yuan, the Thai baht, the Mexican peso, the Danish krone, the Costa Rica colon and the Canadian dollar. Our results of operations are impacted by currency exchange rate fluctuations to the extent that we are unable to match net revenues received in foreign currencies with expenses incurred in the same currency. For example, where we have significantly more expenses than net revenues generated in a foreign currency, our profit from operations in that location would be adversely affected in the event that the U.S. dollar depreciates against that foreign currency.

We may be adversely affected by global and regional economic and political instability.

We may be adversely affected by global and regional economic and political conditions. The uncertainty or deterioration of the global economic and political environment could adversely affect us. Customers may modify, delay or cancel plans to purchase our products and services and suppliers may significantly and rapidly increase their prices or reduce their output because of cash flow problems. Any inability of current or potential customers to purchase or pay for our products due to, among other things, declining economic conditions as a result of inflation, rising interest rates, changes in spending patterns at medical device, pharmaceutical and biotechnology companies and the effects of governmental initiatives to manage economic conditions may have a negative impact on our business, prospects, financial condition or results of operations. Overall demand for our products could be reduced as a result of a global economic recession or political unrest, especially in such areas as the medical device, pharmaceutical, food safety and other end markets that we serve.

We depend upon our key personnel, the loss of whom could adversely affect our operations. If we fail to attract and retain the talent required for our business, our business could be materially harmed.

We depend to a significant degree on our ability to hire and retain highly qualified personnel with expertise in our industries. The loss of services from any of our key personnel may significantly delay or prevent the achievement of our business objectives. Competition for qualified employees in the industries in which we operate is intense. We may not be able to attract and retain these individuals on acceptable terms or at all, and our inability to do so could have a material adverse effect on our business, prospects, financial condition or results of operations.

We are subject to significant regulatory oversight of our import and export operations due to the nature of some of our product offerings.

Our products are subject to U.S. laws and regulations that may limit, restrict or require a license to import or export (or re-export from other countries). We are also subject to the export and import laws of those foreign jurisdictions in which we operate, sell our products into and from which we source our materials, including Co-60. In addition, if we introduce new products, we may need to obtain licenses or approvals from the United States and other governments to ship them into foreign countries. Because of increasing security controls and regulations regarding the shipment of materials including Co-60, it is likely that we may encounter additional regulations affecting the transportation, storage, sale and import/export of radioactive materials. Further, any delay or inability to obtain these permits and licenses could delay or prevent us from fulfilling our obligations to our customers, which could harm our business, financial condition or results of operations.

Additionally, the U.S. Department of the Treasury’s Office of Foreign Assets Control and other relevant agencies of the U.S. government administer certain laws and regulations that restrict U.S. persons and, in some instances, non-U.S. persons, from conducting activities, transacting business with or making investments in certain countries, or with governments, entities and individuals subject to U.S. economic sanctions. Our international operations subject us to these laws and regulations, which are complex, restrict our business dealings with certain countries, governments, entities and individuals and are constantly changing. Penalties for non-compliance with these complex laws and regulations can be significant and include substantial fines, sanctions or civil and/or criminal penalties and violations can result in adverse publicity, which could harm our business, financial condition or results of operations.

Our business may be subject to system interruptions, cyber security breaches and unauthorized data disclosures.

We increasingly rely upon technology systems and infrastructure. Our technology systems and infrastructure are potentially vulnerable to breakdowns or other interruptions by fire, power loss, system malfunction, unauthorized access and other events. Likewise, data privacy breaches by employees and others with both permitted and unauthorized access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public, rendered inaccessible or permanently lost. The increasing use and evolution of technology creates additional opportunities for the unintentional dissemination or intentional destruction of confidential or proprietary information stored in our systems or portable media or storage devices. We could also experience a business interruption, information theft or reputational damage from industrial espionage attacks, ransomware, other malware or other cyber incidents or data breaches, which may compromise our system infrastructure or lead to data breaches, either internally or at our third-party providers or other business partners. Such incidents could compromise our trade secrets or other confidential information and result in such information being disclosed to third parties and becoming less valuable. Additionally, in response to the COVID-19 pandemic, a majority of our office employees are working remotely, which may increase the risk of cyber incidents or data breaches. Breaches in security, system interruptions and unauthorized disclosure of data, whether perceived or actual, could adversely affect our businesses, assets, revenues, brands and reputation and result in fines, litigation, regulatory proceedings and investigations, increased insurance premiums, remediation efforts, indemnification expenditures, lost revenues and other potential liabilities. We have taken steps to protect the security and integrity of the information we collect and have policies and procedures in place dealing with data privacy and security, but there can be no assurance that our efforts will prevent breakdowns, system failures, breaches in our systems or other cyber incidents or otherwise be fully effective. Any such breakdown, breach or incident could adversely affect our business, prospects, financial condition or results of operations, and our cyber insurance may not cover such risks or may be insufficient to compensate us for losses that may occur.

Part of our growth strategy is to pursue strategic transactions, including acquisitions, which subjects us to risks that could harm our business and we may not be able to find suitable acquisition targets or integrate strategic acquisitions successfully into our existing business.

As part of our strategy, we have in the past and may in the future seek to grow our business through acquisitions, and any such acquisition may be significant. Any future growth through acquisitions will depend in part upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions, which may not be available to us, as well as sufficient funds from our cash on hand, cash flow from operations, existing debt facilities and additional indebtedness to fund these acquisitions.

Not only is the identification of such suitable acquisition candidates difficult and competitive, but these transactions, including the acquisitions completed in recent years also involve numerous risks, including the diversion of management’s attention and their ability to:

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successfully integrate acquired facilities, companies, products, systems or personnel into our existing business, especially with respect to businesses or operations that are outside of the United States;

•	minimize any potential interruption to our ongoing business;

•	successfully enter categories and markets in which we may have limited or no prior experience, and ensure compliance with the regulatory requirements for such categories and markets;

•	achieve expected synergies and obtain the desired financial or strategic benefits;

•	detect and address any financial or control deficiencies of the acquired company;

•	retain key relationships with employees, customers, partners and suppliers of acquired companies as well as our own employees, customers, partners and suppliers; and

•	maintain uniform compliance standards, controls, procedures and policies throughout acquired companies.

Companies, businesses or operations acquired or joint ventures created may not be profitable or may not achieve revenue and profitability levels that would justify the investments made. Recent and future acquisitions could also result in the incurrence of indebtedness, subject to the restrictions contained in the documents governing our then-existing indebtedness. See related Risk Factor “—Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent the interest rate on variable rate debt increases and prevent us from meeting our obligations under our existing and future indebtedness.”

Recent and future acquisitions could also result in the assumption of contingent liabilities, material expenses related to certain intangible assets, increased operating expenses and compliance issues under international laws and regulations, including antitrust laws, anti-corruption laws, the FCPA and similar anti-bribery laws, which could adversely affect our business, prospects, financial condition or results of operations. In addition, to the extent that the economic benefits associated with any of our acquisitions diminish in the future, we may be required to record additional write-downs of goodwill, intangible assets or other assets associated with such acquisitions, which could adversely affect our business, prospects, financial condition or results of operations.

Certain of the acquisition agreements by which we have acquired companies require the former owners to indemnify us against certain liabilities related to the operation of the company before we acquired it. In most of these agreements, however, the liability of the former owners is limited, and certain former owners may be unable to meet their indemnification responsibilities. We cannot assure you that these indemnification provisions will protect us fully or at all, and as a result we may face unexpected liabilities that adversely affect our business, prospects, financial condition or results of operations.

In particular, as part of the acquisition by BWXT of our Medical Isotopes business, we lease one of our Canadian facilities to BWXT through July 2038, and BWXT operates under our Canadian Nuclear Safety Commission (“CNSC”) license in an arrangement we expect to continue through 2021. If BWXT fails to comply with CNSC regulations, we could be liable, and although we are indemnified by BWXT for any such failures, such indemnification may be insufficient to cover any liabilities.

Our ability to realize the benefits we anticipate from our strategic transactions, including acquisition activities, anticipated cost savings and additional sales opportunities, will depend in large part upon whether we are able to integrate such businesses efficiently and effectively. If we are unable to successfully integrate the operations of acquired businesses into our business or on the timeline we expect, we may be unable to realize the sales growth, cost synergies and other anticipated benefits we expect to achieve as a result of such transactions and our business, prospects, financial condition or results of operations could be adversely affected.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

Pursuant to the Sarbanes-Oxley Act, we will be required to furnish a report by our management on the effectiveness of our internal control over financial reporting beginning with our filing of an Annual Report on Form 10-K with the SEC for the year ending December 31, 2021. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. It is expected that our independent registered public accounting firm will attest to the effectiveness of our internal controls for our annual report for the year ending December 31, 2021. At such time, if we then have a material weakness, we could receive an adverse opinion regarding our internal control over financial reporting from our independent registered accounting firm.

We have begun the process to identify and implement actions to improve the effectiveness of our internal control over financial reporting and disclosure controls and procedures. The process of reviewing and improving our internal controls is both costly and challenging. We will need to (i) continue to dedicate internal resources, including through hiring additional financial and accounting personnel, (ii) potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, (iii) continue steps to improve control processes as appropriate, (iv) validate through testing that controls are functioning as documented and (v) implement a continuous reporting and improvement process for internal control over financial reporting. This process may also require substantial attention from our management team, which may negatively impact other matters that are important to our business.

If we identify a material weakness in connection with this ongoing assessment and we fail to remediate these identified material weaknesses within the prescribed period, we will be unable to assert that our internal controls over financial reporting are effective. We cannot be assured that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our common stock could decline and we could be subject to sanctions or investigations by the Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We rely on intellectual property rights to maintain our competitive position and third parties may claim that we infringe or misappropriate their intellectual property rights.

We rely on proprietary technology and are dependent on our ability to protect such technology. We rely primarily on trade secrets and non-disclosure and confidentiality arrangements to protect our intellectual property rights, including such rights that relate to our Nelson Labs business and its lab testing services. The efforts we have taken to protect our intellectual property and proprietary technology may not be sufficient or effective. Third parties, including current or former employees, consultants, contractors, customers or partners, who have access to our confidential information (including our trade secrets and know-how), may unintentionally or willfully disclose our confidential information to others, and there can be no assurance that our trade secret rights and non-disclosure and confidentiality arrangements will provide meaningful protection of our proprietary technology. There can also be no assurance that others will not independently develop similar or superior technologies or duplicate any technology developed by us. Effective protection of intellectual property rights may not be available in every jurisdiction in which our products and services are made available, and monitoring unauthorized use and disclosures of our proprietary technology or confidential information can be difficult and expensive. Actions to enforce our intellectual property rights could lead to disputes with third parties, including our customers, and could impact our future ability to gain business. Furthermore, legal proceedings to protect or enforce our intellectual property rights could result in narrowing the scope of our intellectual property rights or substantial cost to us, and they may be time consuming and divert resources and the attention of management and key personnel, and the outcomes of such actions may be unpredictable.

Additionally, we cannot be certain that the conduct of our business does not and will not infringe or misappropriate intellectual property rights of others. From time to time, we may become subject to claims, allegations and legal proceedings, including by means of counterclaims, that we infringe or misappropriate intellectual property or other proprietary rights of third parties. Such legal proceedings involving intellectual property rights are highly uncertain, can involve complex legal and scientific questions and may divert resources and the attention of management and key personnel. Our failure to prevail against infringement or misappropriation claims brought against us could also result in judgments awarding substantial damages against us, including possible treble damages and attorneys’ fees, and could result in reputational harm. Judgments that result in equitable or injunctive relief could cause us to delay or cease selling or providing certain products or services or otherwise harm our operations. We also may have to seek third party licenses to intellectual property, which may be unavailable, require payment of significant royalties or be available only at commercially unreasonable, unfavorable or otherwise unacceptable terms.

If we are unable to adequately protect, establish, maintain or enforce our intellectual property rights or if we are subject to any infringement or misappropriation claims, our business, prospects, financial condition or results of operations may be adversely affected.

We are subject to complex and rapidly evolving data privacy and security laws and regulations and any ineffective compliance efforts with such laws and regulations may adversely impact our business.

We must comply with laws and regulations in federal and state governments in multiple jurisdictions governing the collection, dissemination, retention, access, use, protection, security and disposal of personal data, which mostly consists of our employees’ data. The interpretation and application of many existing or recently enacted privacy and data protection laws and regulations in the United States, the European Union and elsewhere are uncertain and fluid, and it is possible that such laws and regulations may be interpreted or applied in a manner that is inconsistent with our existing practices. Companies are under increased regulatory scrutiny relating to data privacy and security. Any actual or perceived breach of such laws or regulations may subject us to claims and may lead to administrative, civil or criminal liability, as well as reputational harm. Moreover, these laws are evolving and are generally becoming stricter. For example, activities conducted from our EU facilities or related to products and services that we may offer to EU users or customers are subject to the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”), which provides for enhanced data privacy obligations and fines of up to the higher of 4% of annual worldwide revenues or €20 million. The GDPR was transposed into United Kingdom domestic law following the United Kingdom’s exit from the EU. This is known as the UK GDPR, and it supplements the United Kingdom’s Data Protection Act of 2018. The UK GDPR mirrors the compliance requirements and fine structure of the GDPR. Outside of the United States, United Kingdom and the European Union, many jurisdictions have adopted or are adopting new data privacy laws that impose further onerous compliance requirements, such as data localization, which prohibit companies from storing outside the jurisdiction data relating to resident individuals. The proliferation of such laws may result in conflicting and contradictory requirements and there can be no assurance that the measures we have taken will be sufficient for compliance with such various laws and regulations. Complying with these various laws is an ongoing commitment and could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business. Privacy-related claims or lawsuits initiated by governmental bodies, employees, customers or third parties, whether meritorious or not, could adversely affect our businesses, assets, revenues, brands and reputation and result in fines, litigation, regulatory proceedings, regulatory investigations, increased insurance premiums, remediation efforts, indemnification expenditures, lost revenues and other potential liabilities. We take steps to comply with applicable data privacy and security laws, regulations and standards and applicable privacy policies, but there can be no assurance that our compliance efforts will be effective. Any such failure to comply could adversely affect our business, prospects, financial condition or results of operations.

We have a history of net losses and may not achieve or maintain profitability in the future.

We have a history of net operating losses, including a net loss attributable to Sotera Health Company of $38.6 million and $20.9 million for the years ended December 31, 2020 and 2019, respectively. We may not be able to achieve or maintain profitability for the current or any future fiscal year. Our ability to achieve and maintain profitability depends on a number of factors, including the growth rate of the sterilization and lab services industries, the price of our products and services, the cost to provide our products and services and the competitiveness of our products and services. We may incur significant losses in the future for a number of reasons, including due to principal and interest expense related to our indebtedness and the other risks described or incorporated by reference herein, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our operations may not achieve profitability in the future and, even if we do achieve profitability, we may not be able to maintain or increase it.

We may incur impairment charges on our goodwill and other intangible assets with indefinite lives, which could negatively impact our business, financial condition or results of operations.

We are subject to Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, which requires that goodwill and other intangible assets that have an indefinite useful life be evaluated at least annually for impairment. Goodwill and other intangible assets with indefinite lives must also be evaluated for impairment between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount. We have substantial goodwill and other intangible assets. If in the future, we determine that there has been an impairment, our financial results for the relevant period would be reduced by the amount of the non-cash impairment charge, net of any income tax effects, which could have an adverse effect on our financial condition or results of operations.

Unionization efforts and labor regulations in certain countries in which we operate could materially increase our costs or limit our flexibility.

Certain of our employees in non-U.S. markets are represented by works councils or labor unions and work under collective bargaining or similar agreements, some of which are subject to periodic renegotiation. Efforts have been made from time to time to unionize portions of our workforce in the United States. Unionization efforts, new collective bargaining agreements or work stoppages could materially increase our costs, reduce our net revenues or limit our flexibility. Certain legal obligations in these markets require us to contribute amounts to retirement funds and pension plans and restrict our ability to dismiss employees. Future regulations or court interpretations established in the countries in which we conduct our operations could increase our costs and materially adversely affect our business, financial condition or results of operations. Both of the collective bargaining agreements applicable to Brazilian employees were finalized and certified by the Ministry of Labor in 2017. The collective bargaining agreement applicable to Canadian employees located in Kanata expired on March 31, 2020. Negotiations were postponed during the COVID-19 pandemic and began in December 2020. Failure to renew the agreements on similar terms could result in labor disruptions and/or increased labor costs, which could negatively affect our business and operations.

Our business is subject to a variety of laws involving the cannabis industry, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We provide bioburden reduction irradiation services for the processing of cannabis, primarily in Canada and certain European countries. The commercial recreational cannabis industry is a relatively new industry in Canada, and in Canada, the Cannabis Regulations is a regime that has only been in effect in its current form since October 2018. Likewise, laws and regulations governing cannabis in European countries have evolved rapidly over recent years. In the United States, marijuana (all parts of the cannabis plant other than those parts that are exempt) is a Schedule I controlled substance under federal law. Our activity related to marijuana in the United States is de minimis and has been limited to the irradiation of marijuana for clinical research under Drug Enforcement Administration authorization in compliance with applicable U.S. federal law. In other countries in which the cultivation and use of marijuana is legalized, most notably in Canada, our operations include irradiation services for recreational and medical marijuana. As laws in the United States, Canada, Europe and other jurisdictions evolve, our activities in these spaces may face additional regulations that may be costly or burdensome to be in compliance.

Government or private civil antitrust actions could harm our business, results of operations, financial condition and cash flows.

The antitrust laws prohibit, among other things, any joint conduct among competitors that would lessen competition in the marketplace. We believe that we are in compliance with the legal requirements imposed by the antitrust laws. However, a governmental or private civil action alleging the improper exchange of information, or unlawful participation in price maintenance or other unlawful or anticompetitive activity, even if unfounded, could be costly to defend and could harm our business, prospects, financial condition or results of operations.

We may have greater than anticipated tax liabilities, which could harm our business, revenue and financial results.

We operate in a number of tax jurisdictions globally, including in the United States at the federal, state and local levels, and in many other countries, and we therefore are subject to review and potential audit by tax authorities in these various jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities, and tax authorities may disagree with tax positions we take and challenge our tax positions. Successful unilateral or multi-jurisdictional actions by various tax authorities, including in the context of our current or future corporate operating structure and third-party and intercompany arrangements, may increase our worldwide effective tax rate, result in additional taxes or other costs or have other material consequences, which could harm our business, revenue and financial results.

Our effective tax rate may also change from year to year or vary materially from our expectations based on changes or uncertainties in the mix of activities and income allocated or earned among various jurisdictions, changes in tax laws and the applicable tax rates in these jurisdictions (including future tax laws that may become material), tax treaties between countries, our eligibility for benefits under those tax treaties and the valuation of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of our income, impose new limitations on deductions, credits or other tax benefits or make other changes that may adversely affect our business, cash flows or financial performance. For example, if we are unable to fully realize the benefit of interest expense incurred in future periods as a result of recent tax law changes (as discussed below), we may need to recognize a valuation allowance on any related deferred tax assets, which would impact our annual effective income tax rate.

In particular, certain changes established by the Tax Cuts & Jobs Act (“TCJA”), enacted on December 22, 2017, increased our effective tax rate in prior years, including a new income inclusion item for global intangible low-taxed income (“GILTI”) and the transition tax on deemed repatriated earnings of foreign subsidiaries.

Additionally, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020 in response to the outbreak of COVID-19 and its consequences, introduced substantial changes to the U.S. tax code, the overall impact of which on our business is uncertain. For example, among other changes, the CARES Act increased interest expense deductibility limitations and waived certain limitations on the use of net operating losses, in each case, for certain years prior to 2021.

Finally, on July 23, 2020, final regulations were published that exempt certain income subject to a high rate of foreign tax from inclusion under GILTI for tax years beginning after December 31, 2017.

The cumulative impact of these and other changes in tax law is uncertain and our business and financial condition could be adversely affected.

Risks Related to Our Indebtedness and Liquidity

Our significant leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent the interest rate on our variable rate debt increases and prevent us from meeting our obligations under our existing and future indebtedness.

As of December 31, 2020, our total indebtedness was approximately $1,863.6 million, all of which is indebtedness of Sotera Health Holdings, LLC (“SHH”) that is guaranteed by the Company and certain of our other subsidiaries. We also had an additional $347.5 million of unutilized capacity under our Revolving Credit Facility (as defined herein) at that date (without giving effect to $63.9 million of letters of credit that were outstanding). See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of

Operations – Liquidity and Capital Resources” in Sotera Health’s 2020 10-K, which is incorporated herein by reference.

Our estimated debt service obligations for the next 12 months are $67.4 million, based on the outstanding principal amount of indebtedness of $1,863.6 million as of December 31, 2020. For the year ended December 31, 2020, our cash flow used for debt service totaled $227.2 million, which includes principal payments of the Term Loan (as defined herein) of $15.9 million and interest payments on our debt of $211.3 million. In November and December 2020, we repaid $341.0 million aggregate principal amount of the Term Loan and redeemed in full all of the $770.0 million aggregate principal amount of outstanding senior secured second-lien notes (“Second Lien Notes”) of SHH. In connection with the redemption of the Second Lien Notes, we paid a $15.4 million early redemption premium. For the year ended December 31, 2020, our cash flows from operating activities totaled $120.6 million, which includes interest paid of $211.3 million. As such, our cash flows from operating activities (before giving effect to the payment of interest) amounted to $331.9 million. For the year ended December 31, 2020, cash payments used to service our debt represented approximately 68% of our net cash flows from operating activities (before giving effect to the payment of interest).

Our high degree of leverage could have important consequences, including:

•	making it more difficult for us to satisfy our obligations;

•	increasing our vulnerability to general economic and industry conditions;

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requiring a substantial portion of cash flow from operations to be used to pay off principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as our indebtedness is at variable interest rates;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a disadvantage compared to our competitors that are less highly leveraged; and

•	causing us to pay higher rates if we need to refinance our indebtedness at a time when prevailing market interest rates are unfavorable.

We and our subsidiaries may obtain substantial additional indebtedness in the future, subject to the restrictions contained in SHH’s senior secured credit facilities (the “Senior Secured Credit Facilities”) and the indenture governing SHH’s senior secured first-lien notes (the “First Lien Notes”). If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Because we are exposed to interest rate risk through our variable-rate borrowings, we have entered into and may, in the future, enter into additional interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility and interest rate cap agreements. However, we may not maintain interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. Further, current interest rates are relatively low. If interest rates increase, our debt service obligations on any variable rate indebtedness will increase even if the amount borrowed remains the same, and our net income (loss) and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Based on our indebtedness outstanding as of December 31, 2020, and the interest rate under our Term Loan that went into effect on January 21, 2021, a 1% increase in the London Interbank Offering Rate (“LIBOR”) benchmark interest rate would result in an approximately $2.9 million increase in total annual interest expense under our outstanding debt obligations. Refer to Note 10. “Long-Term Debt” to our consolidated financial statements in Sotera Health’s 2020 10-K, which is incorporated herein by reference.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The Senior Secured Credit Facilities and the indentures governing the First Lien Notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain shares of preferred stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments and acquisitions;

•	sell or transfer assets;

•	grant liens on our assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, under certain circumstances we are required to satisfy and maintain specified financial ratios and other financial condition tests under certain covenants in our Senior Secured Credit Facilities and indenture governing the First Lien Notes. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in Sotera Health’s 2020 10-K, which is incorporated herein by reference. Our ability to meet those financial ratios and tests can be affected by events beyond our control, including prevailing economic, financial market and industry conditions, and we cannot give assurance that we will be able to satisfy such ratios and tests when required.

A breach of any of these covenants could result in a default under each of our Senior Secured Credit Facilities and/or the indenture governing the First Lien Notes. Upon the occurrence of an event of default, the lenders and/or noteholders, as applicable, could elect to declare all amounts outstanding under the Senior Secured Credit Facilities and the First Lien Notes to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities or the indentures governing the First Lien Notes could foreclose on the collateral granted to them to secure each such indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and the indentures governing the First Lien Notes.

Our cash flows may not be sufficient to service our indebtedness, and if we are unable to satisfy our obligations under our indebtedness, we may be required to seek other financing alternatives, which may not be successful.

Our ability to make timely payments of principal and interest on our debt obligations, including our obligations under the Senior Secured Credit Facilities and the First Lien Notes, depends on our ability to generate positive cash flows from operations, which is subject to general economic conditions, competitive pressures and certain financial, business and other factors beyond our control. If our cash flows and capital resources are insufficient to make these payments, we may be required to seek additional financing sources, reduce or delay capital expenditures, sell assets or operations or refinance our indebtedness. These actions could have a material adverse effect on our business, financial conditions and results of operations. In addition, we may not be able to take any of these actions, and even if successful, these actions may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our existing indebtedness will depend on, among other things, the condition of the capital markets and our financial condition at the time. We may not be able to restructure or refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot make scheduled payments on our debt, we will be in default and the outstanding principal and interest on our debt could be declared to be due and payable, in which case we could be forced into bankruptcy or liquidation or required to substantially restructure or alter our business operations or debt obligations.

A lowering or withdrawal of the ratings assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.

Any rating assigned to our debt by a rating agency could be lowered or withdrawn entirely if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes to our ability to service our debt obligations or our general financial condition, so warrant. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. Additionally, we enter into various forms of hedging arrangements against currency, interest rates or commodity price fluctuations. Financial strength and credit ratings are also important to the availability and pricing of any hedging activities we decide to undertake, and a downgrade of our credit ratings may make it more costly for us to engage in these activities.

LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences.

Because our Senior Secured Credit Facilities and First Lien Notes bear interest at variable interest rates, based on the London Interbank Offered Rate (“LIBOR”) and certain other benchmarks, fluctuations in interest rates could have a material effect on our business. We currently utilize, and may in the future utilize, derivative financial instruments such as interest rate swaps or interest rate caps to hedge some of our exposure to interest rate fluctuations, but such instruments may not be effective in reducing our exposure to interest fluctuations, and we may discontinue utilizing them at any time. As a result, we may incur higher interest costs if interest rates increase. These higher interest costs could have a material adverse impact on our financial condition and the levels of cash we maintain for working capital.

In addition, LIBOR and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit LIBOR rates after 2021, and it is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve. However, the ICE Benchmark Administration, in its capacity as administrator of LIBOR, has published a consultation regarding its intention to continue publication of certain LIBOR tenors by 18 months to June 2023. Notwithstanding this possible extension, a joint statement by key regulatory authorities called on banks to cease entering into new contracts that use LIBOR as a reference rate by no later than December 31, 2021, and it is impossible to predict whether LIBOR rates will continue to be published or supported after the end of 2021. If LIBOR ceases to exist or if the methods of calculating LIBOR change from their current form, interest rates on our current or future debt obligations may be adversely affected.

If a published U.S. dollar LIBOR rate is unavailable, we may be required to substitute an alternative reference rate, such as a different benchmark interest rate or the Secured Overnight Financing Rate (“SOFR”), in lieu of LIBOR under our Senior Secured Credit Facilities and First Lien Notes. The Alternative Reference Rates Committee has proposed SOFR as its recommended alternative to LIBOR, and the Federal Reserve Bank of New York began publishing SOFR rates in April 2018. SOFR is intended to be a broad measure of the cost of borrowing cash overnight that is collateralized by U.S. Treasury securities. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there is no assurance that SOFR will perform in the same way as LIBOR would have performed at any time, and there is no guarantee that it is a comparable substitute for LIBOR. SOFR may fail to gain market acceptance. As of January 2021, we amended our Senior Secured Credit Facilities to provide that, under certain circumstances, our benchmark interest rate will automatically shift to be calculated based on SOFR. The interest rates on our First Lien Notes indexed to LIBOR will be determined in a manner that gives due consideration to the then prevailing market convention for determining a rate of interest for high yield notes in the United States at such time. A change from LIBOR to any of the proposed alternative reference rates could result in interest obligations that are more than or that do not otherwise correlate over time with the payments that would have been made on this debt if U.S. dollar LIBOR were available in its current form. Any of these proposals or consequences could have a material adverse effect on our financing costs. Moreover, the phaseout of LIBOR may adversely affect our assessment of effectiveness or measurement of ineffectiveness for accounting purposes of any future interest rate hedging agreements indexed to LIBOR.

Sotera Health Holdings, LLC is a holding company, and therefore its ability to make any required payment on our credit agreements depends upon the ability of its subsidiaries to pay it dividends or to advance it funds.

SHH, the borrower under our Senior Secured Credit Facilities and the issuer of our First Lien Notes, has no direct operations and no significant assets other than the equity interests of its subsidiaries. Because it conducts its operations through its operating subsidiaries, SHH depends on those entities to generate the funds necessary to meet its financial obligations, including its required obligations under our Senior Secured Credit Facilities and our First Lien Notes. The ability of our subsidiaries to make transfers and other distributions to SHH will be subject to, among other things, the terms of any debt instruments of such subsidiaries then in effect and applicable law. If transfers or other distributions from our subsidiaries to SHH were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the obligations under our credit agreements would be substantially impaired.

Risks Related to this Offering and Ownership of Our Common Stock

The market and trading volume of our common stock may be volatile, and you could lose all or part of your investment.

If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include those listed in “—Risks Related to the Company,” “—Risks Related to Our Indebtedness and Liquidity” and the following, some of which are beyond our control:

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volatility or economic downturns in the markets in which we, our suppliers or our customers are located caused by pandemics, including the COVID-19 pandemic, and related policies and restrictions undertaken to contain the spread of such pandemics or potential pandemics;

•	developments in our litigation matters and governmental investigations or additional significant lawsuits or governmental investigations relating to our services or facilities;

•	regulatory or legal developments in the jurisdictions in which we operate;

•	adverse publicity about us or the industries in which we participate;

•	variations in our quarterly or annual results of operations, or in those of our competitors or of companies in the medical device and pharmaceutical industries;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	sales of our common stock by us or our stockholders in the future or the perception that such sales may occur;

•	publication of research reports about the industries in which we participate;

•	changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts, our failure to achieve analysts’ estimates or failure of analysts to maintain coverage of us;

•	volatility in the trading prices and trading volumes of companies similar to us;

•	changes in operating performance and stock market valuations of companies in our industry;

•	changes in accounting principles, policies, guidance, interpretations or standards; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

Certain broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other stockholdings.

As of February 24, 2021, we had an aggregate of 886,109,800 shares of common stock authorized but unissued that are not currently reserved for issuance under our 2020 Omnibus Incentive Plan (“2020 Plan”), as well as 3,090,232 treasury shares. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our incentive plans, acquisitions or otherwise would dilute the percentage ownership held by the investors who purchase common stock in this offering.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance any future acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Capital Stock.”

A sale of a substantial number of shares of our common stock, or the perception that such sales might occur, may cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock in the public market after the lapse of the lock-up agreements and other legal or contractual restrictions on resale discussed herein, or the perception that such sales might occur, could cause the trading price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with our IPO, we entered into a stockholders’ agreement with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or GTCR and members of our management team, which we refer to as the Stockholders’ Agreement. Under the Stockholders’ Agreement, stockholders party to the agreement (other than the Sponsors and their affiliates) are subject to contractual restrictions on transfer of shares of our common stock. Those restrictions, however, may be waived at any time by a majority of the members of the compensation committee of the board of directors. See “Certain Relationships and Related Transactions, and Director Independence—Stockholders’ Agreement” in Part III, Item. 13 of Sotera Health’s 2020 10-K, which is incorporated herein by reference.

As of February 24, 2021, we had 282,899,968 shares of common stock outstanding. Of these shares the 53,590,000 shares sold in our IPO are freely tradable, without restriction, in the public market or further registration under the Securities Act, except for any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including the Sponsors).

The Sponsors, our directors, officers and the selling stockholders have entered into lock-up agreements with the underwriters in connection with this offering that restrict their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 90 days from the date of this prospectus. J.P. Morgan Securities LLC, however, may, in its sole discretion, waive the contractual lock-up prior to the expiration of the lock-up agreements. In addition, holders of 223,005,772 shares of our common stock as of February 24, 2021, including each of our directors and officers, have entered into lock-up agreements with the underwriters of our IPO that restrict their ability to sell or transfer their shares until the expiration of the IPO lock-up agreements on May 18, 2021. J.P. Morgan Securities LLC, however, may, in its sole discretion, waive the contractual lock-up prior to the expiration of the IPO lock-up agreements. In connection with this offering, J.P. Morgan Securities LLC has waived certain lock-up restrictions applicable to the 25,000,000 shares being sold by the selling stockholders in this offering (or up to 28,750,000 shares to the extent the underwriters exercise their option to purchase additional shares). After giving effect to this offering and after the lock-up agreements in connection with the IPO and this offering expire, an additional 198,005,772 shares of common stock will be eligible for sale in the public market, of which approximately 22,000,000 shares are subject to vesting requirements and the transfer restrictions contained in the Stockholders’ Agreement, unless such transfer restrictions are waived by a majority of the members of the compensation committee of the board of directors, as described above. In addition to the approximately 22,000,000 shares, an additional approximately 6,000,000 shares of our outstanding common stock as of February 24, 2021, are not subject to lock-up agreements but are subject to vesting requirements and contractual restrictions on transfer under the terms of our Stockholders’ Agreement.

Further, upon completion of this offering, 183,698,804 shares of our outstanding common stock will be held by directors, executive officers and other affiliates and are subject to volume limitations under Rule 144 under the Securities Act. All of such holders have rights to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders.

We have filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or issuable under our 2020 Plan. The shares covered by this registration statement will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any applicable contractual restrictions described above.

The sale of shares of common stock being offered hereby and any future sales of securities by any of our stockholders described above could have a material adverse effect on the market price of our common stock.

In the future, we may also issue securities in connection with investments or acquisitions. In particular, the number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any such issuance of additional securities in the future may result in additional dilution to you or may adversely impact the price of our common stock.

Although we do not currently rely on the “controlled company” exemption, if we are a “controlled company” within the meaning of the Nasdaq corporate governance standards we would qualify for exemptions from certain corporate governance requirements.

Because the Sponsors will own a majority of our outstanding common stock following the completion of this offering, we may be considered a “controlled company” as that term is set forth in the Nasdaq corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of independent directors;

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the requirement that our director nominations be made, or recommended to the full board of directors, by our independent directors or by a nominations committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we conduct an annual performance evaluation of the nominating and corporate governance and compensation committees.

These requirements would not apply to us as long as we remain a “controlled company.” Although we may qualify as a “controlled company” upon completion of this offering, we are not currently relying on this exemption and intend to fully comply with all corporate governance requirements under the Nasdaq corporate governance standards. However, if we were to utilize some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. The Sponsors’ significant ownership interest could adversely affect investors’ perceptions of our corporate governance. See “Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Amended and Restated Certification of Incorporation, Our Amended and Restated Bylaws and Delaware Law.”

If the ownership of our common stock continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the completion of this offering, the Sponsors will own approximately 62.10% of our outstanding common stock, or 60.91% if the underwriters’ option to purchase additional shares is fully exercised. As a result, the Sponsors will own shares sufficient for the majority vote over all matters requiring a stockholder vote. Our Stockholders’ Agreement contains agreements among the parties with respect to certain matters, including the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; the termination of our chief executive officer or designation of a new chief executive officer; changes in the composition of committees of our board of directors; entry into or changes to certain compensation agreements; and the issuance of additional shares of our common stock. This concentration of ownership, together with the Sponsors’ rights under our Stockholders’ Agreement, may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Sponsors may not always coincide with our interests or the interests of our other stockholders. For example, because the Sponsors purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our Company to an acquirer than other investors or may want us to pursue strategies that deviate from the interests of other stockholders. In addition, under the Stockholders’ Agreement we have agreed, subject to certain exceptions, to indemnify the Sponsors, and various affiliated persons and indirect equity holders of the Sponsors from certain losses arising out of any threatened or actual litigation by reason of the fact that the indemnified persons is or was a holder of our common stock or of equity interests in Sotera Health Company. Public stockholders will not benefit from this indemnification provision.

This concentration of ownership, together with the Sponsors’ rights under our Stockholders’ Agreement, may also have the effect of delaying, preventing or deterring a change in control. As a result, the market price of our common stock could decline or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of ownership, together with the Sponsors’ rights under our Stockholders’ Agreement, may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

The Sponsors have other investments and business activities in addition to their ownership of us. The Sponsors have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our customers or suppliers or employ or otherwise engage any of our officers, directors or employees. If the Sponsors or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates. This right could adversely impact our business, prospects, financial condition or results of operations if attractive business opportunities are procured by the Sponsors or another party for their own benefit rather than for ours.

In the event that any of our directors and officers who is also a director, officer or employee of any Sponsor acquires knowledge of a corporate opportunity or is offered a corporate opportunity, such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us, to the fullest extent permitted by law, if such Sponsor pursues or acquires the corporate opportunity or does not present the corporate opportunity to us, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acts in good faith.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act have increased and are expected to continue to increase our costs and occupy management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with shares listed on a U.S. exchange, we need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act, related regulations of the SEC, the requirements of the Nasdaq and other applicable rules and regulations, with which we were not required to comply with as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our legal and financial compliance costs and expenses. We have or are in the process of:

•	instituting a more comprehensive compliance function;

•	complying with rules promulgated by the Nasdaq;

•	preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws;

•	establishing new internal policies, such as those relating to insider trading; and

•	involving and retaining, to a greater degree, outside counsel and accountants in the above activities.

The reduced disclosure requirements applicable to us as an “emerging growth company” under the JOBS Act may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and may remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more, (b) the last day of our fiscal year following the fifth anniversary of this offering, (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period or (d) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws. For as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters, such as “say on pay” and “say on frequency” and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information that they may deem important.

We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If they do, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We chose to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies or at which time we conclude it is appropriate to avail ourselves of early adoption provisions of applicable standards. Accordingly, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results by comparing us to such companies.

Anti-takeover provisions in our amended and restated certificate of incorporation, amended and restated bylaws and our Stockholders’ Agreement, as well as Delaware law, could discourage a change in control of our company or a change in our management.

Our amended and restated certificate of incorporation and amended and restated bylaws, our Stockholders’ Agreement and Delaware law contain provisions that might discourage, delay or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	establishing a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

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providing that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding common stock; provided that so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least 50% of the outstanding shares of our common stock, a director designated by investment funds and entities affiliated with either Warburg Pincus or GTCR, respectively, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors and with the consent of Warburg Pincus or GTCR, respectively;

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limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right to designate at least one director for election to our board of directors, (i) any vacancies will be filled in accordance with the designation provisions set forth in the Stockholders’ Agreement and (ii) the number of directors shall not exceed eleven without the consent of Warburg Pincus or GTCR;

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advance notice requirements applicable to stockholders for matters to be brought before a meeting of stockholders and requirements as to the form and content of a stockholders’ notice; provided that no advance notice shall be required for nominations of candidates for election to our board of directors pursuant to the Stockholders’ Agreement;

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requiring the affirmative vote of at least 66 2/3% of the voting power of our outstanding common stock to amend certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws; provided that so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least a majority of our outstanding capital stock, only a majority stockholder vote requirement would apply to such matters;

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providing that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right (individually) to designate at least three directors for election to our board of directors, certain board approvals, including amendments to our amended and restated certificate of incorporation or amended and restated bylaws and certain specified corporate transactions, including certain acquisitions, mergers, other business combination transactions and dispositions, may be effected only with the affirmative vote of 75% of our board of directors, in addition to any other vote required by applicable law;

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providing that for so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our board of directors and for so long as investment funds and entities affiliated with GTCR have the right to designate one director for election to our board of directors, in each case, a quorum of our board of directors (and committees of the board of directors on which a director designated by Warburg Pincus or GTCR will serve) will not exist without at least one director designee of each of Warburg Pincus and GTCR present at such meeting; provided that if a meeting of our board of directors (or a committee of the board of directors) fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or GTCR, as applicable, the presence of a director designee of Warburg Pincus or GTCR, as applicable, will not be required in order for a quorum to exist at the next duly noticed meeting of our board of directors (or a committee thereof);

•	the right to issue blank check preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer or adopt a stockholder rights plan;

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a requirement that our stockholders may only take action at annual or special meetings of our stockholders and may not act by written consent; provided that, for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, beneficially own a majority of our outstanding capital stock, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders;

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limiting the ability of stockholders to call and bring business before special meetings; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, beneficially own a majority of our outstanding capital stock, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock; and

•	limiting the forum to Delaware or Federal Court for certain litigation against us.

In addition, our amended and restated certificate of incorporation contains a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law (“DGCL”), and prevents us from engaging in a business combination with a person (excluding the Sponsors and any of their respective direct or indirect transferees and any group as to which such persons are a party) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or shareholder approval is obtained prior to the acquisition.

These provisions might discourage, delay or prevent a change in control of our company or a change in our management. For example, because investment funds and entities affiliated with either Warburg Pincus or GTCR together will own a majority of the voting power of our common stock upon the completion of this offering, they could prevent a third party from acquiring us, even if the third party’s offer may be considered beneficial by many of our stockholders. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Our amended and restated certificate of incorporation designates specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ abilities to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, any action to interpret, apply, enforce any right, obligation or remedy under, any provision of the DGCL our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or any state or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction) (the “Delaware Forum Provision”). Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the Delaware Forum Provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Our amended and restated certificate of incorporation further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”).

The Delaware Forum Provision and the Federal Forum Provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the Delaware Forum Provision or the Federal Forum Provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We do not anticipate paying any dividends on our common stock in the foreseeable future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not expect to declare or pay dividends on our common stock in the foreseeable future. We currently expect to use any cash flow generated by operations to pay for our operations, repay existing indebtedness and grow our business. Any decisions to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors may deem relevant. Our ability to pay dividends on our common stock is limited by the terms of the Senior Secured Credit Facilities and the First Lien Notes. As a result, capital appreciation, if any, of our common stock will be the sole source of potential gain for the foreseeable future, and stockholders will have to sell some or all of their common stock holdings to generate cash flow from their investment. See “Dividend Policy.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus contains forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to:

•

any disruption in the availability of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of current geopolitical instability arising from U.S. relations with Russia and related sanctions;

•	adverse changes in industry trends;

•	adverse changes in environmental, health and safety regulations;

•	accidents resulting from the safety risks associated with the use and disposal of potentially hazardous materials such as EO and Co-60;

•	accidents resulting from the safety risks associated with the transportation of potentially hazardous materials such as EO and Co-60;

•	liability claims relating to health risks associated with the use of EO and Co-60;

•	current and future legal proceedings;

•	the intensity of competition we face;

•	any market changes that impact our long-term supply contracts with variable price clauses;

•	allegations of our failure to properly perform our services and any potential product liability claims, recalls, penalties and reputational harm;

•	the regulatory requirements to which we are subject, and any failures to receive or maintain, or delays in receiving, required clearance or approvals;

•	business continuity hazards and other risks associated with our operations, including our reliance on the use and sale of products and services from a single location;

•	the impact of the COVID-19 pandemic;

•	our ability to increase capacity at existing facilities and build new facilities in a timely and cost-effective manner;

•	our ability to renew the long-term leases for our facilities at the end of their terms;

•	the risks of doing business internationally;

•	instability in global and regional economic and political conditions;

•	our failure to retain key personnel and attract talent;

•	the significant regulatory oversight to which our import and export operations are subject, and any failure to comply with applicable regulations;

•	any cyber security breaches and data leaks as a result of our dependence on information technology systems;

•	the risks of pursuing strategic transactions, including acquisitions, and our ability to find suitable acquisition targets or integrate strategic acquisitions successfully into our business;

•	our ability to implement effective internal controls over financial reporting;

•	our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we infringe or misappropriate their intellectual property rights;

•	the data privacy and security laws and regulations to which we are subject, and any ineffective compliance efforts with such laws and regulations;

•	our ability to maintain profitability in the future;

•	impairment charges on our goodwill and other intangible assets with indefinite lives;

•	unionization efforts and labor regulations in certain countries in which we operate;

•	the variety of laws involving the cannabis industry to which we are subject, and any failure to comply with those laws;

•	the risk of government or private civil antitrust actions;

•

adverse changes to our tax positions in U.S. or non-U.S. jurisdictions, the interpretation and application of recent U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations;

•

our substantial leverage could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our existing and future indebtedness;

•	our ability to generate sufficient cash flows or access sufficient additional capital to meet our debt obligations or to fund our other liquidity needs; and

•	the other risks described in the “Risk Factors” section of this prospectus and in Sotera Health’s 2020 10-K, which is incorporated herein by reference.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events, except as required by law. The inclusion of this forward-looking information should not be regarded as a representation by us, the selling stockholders, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

You should carefully consider the “Risk Factors” included or incorporated by reference herein and subsequent public statements, or reports filed with or furnished to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock included in the section entitled “Principal and Selling Stockholders” to resell such shares. The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders or if the underwriters exercise their option to purchase additional shares.

DIVIDEND POLICY

We do not currently expect to pay any dividends on our common stock. Instead, we intend to use any future earnings for the operation and growth of our business and the repayment of indebtedness.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant. The timing and amount of future dividend payments will be at the discretion of our board of directors.

Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. The agreements governing our existing indebtedness contain negative covenants that limit, among other things, our ability to pay cash dividends on our common stock, and the terms of any future loan agreement into which we may enter or any additional debt securities we may issue are likely to contain similar restrictions on the payment of dividends. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We do not anticipate paying any dividends on our common stock in the foreseeable future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.”

For a discussion of the application of withholding taxes on dividends, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020.

You should read the following table in conjunction with the sections titled “Prospectus Summary—Summary Consolidated Financial Data” and “Use of Proceeds” in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in Sotera Health’s 2020 10-K, which is incorporated herein by reference.

As of December 31, 2020
(in thousands)
Cash and cash equivalents	$102,447

Long-term debt, including current portion:
Revolving credit facility	$—
Term Loan, due 2026	1,763,100
First Lien Notes, due 2026	100,000
Other long-term debt	450
Unamortized debt issuance costs and debt discounts	(38,761)

Total debt	1,824,789
Stockholders’ equity:
Common stock, with $0.01 par value per share, 1,200,000 shares authorized, 285,990 shares issued and 283,248 shares outstanding(a);	2,860
Treasury shares - at cost (2,742 shares)(a)	(34,000)
Additional paid-in capital	1,166,412
Retained deficit	(589,128)
Accumulated other comprehensive loss	(93,842)

Total equity attributable to the company	452,302

Noncontrolling interests	2,272

Total equity	454,574

Total capitalization	$2,279,363

Numbers in table may not foot, due to rounding.

(a)

On January 1, 2021 and February 15, 2021, 323,785 and 24,197 shares of our common stock outstanding, respectively, were forfeited to the Company, resulting in a corresponding increase in treasury shares.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 24, 2021 by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors;

•	all of the executive officers and directors as a group; and

•	all selling stockholders.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. We have based the calculation of the percentage of beneficial ownership on 282,899,968 shares of common stock outstanding, as of February 24, 2021. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days of February 24, 2021 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for purposes of computing the percentage ownership of any person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Sotera Health, 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147.

			Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Assuming No Exercise of Underwriters’ Option				Assuming Full Exercise of Underwriters’ Option
Name of Beneficial Owner(1)	Number of Shares Held	%	Shares Offered Hereby		Number of Shares Held	%	Shares Offered Hereby		Number of Shares Held	%
5% Stockholders:
Investment funds and entities affiliated with Warburg Pincus(2)	118,929,897	42.0%	13,512,582	(13)	105,417,315	37.26%	15,539,471	(13)	103,390,426	36.55%
Investment funds and entities affiliated with GTCR(3)	79,286,597	28.0%	9,008,388	(14)	70,278,209	24.84%	10,359,647	(14)	68,926,950	24.36%
Named Executive Officers and Directors:
Michael B. Petras, Jr.(4)	7,194,624	2.5%	817,439		6,377,185	2.25%	940,055		6,254,569	2.21%
Scott J. Leffler(5)	652,927	*	—		652,927	*	—		652,927	*
Michael P. Rutz(6)	594,957	*	—		594,957	*	—		594,957	*
Ruoxi Chen(7)	118,929,897	42.0%	13,512,582		105,417,315	37.26%	15,539,471		103,390,426	36.55%
Sean L. Cunningham(3)	79,286,597	28.0%	9,008,388		70,278,209	24.84%	10,359,647		68,926,950	24.36%
David A. Donnini(3)	79,286,597	28.0%	9,008,388		70,278,209	24.84%	10,359,647		68,926,950	24.36%
Stephanie Geveda(7)	118,929,897	42.0%	13,512,582		105,417,315	37.26%	15,539,471		103,390,426	36.55%
Ann R. Klee(8)	50,925	*	—		50,925	*	—		50,925	*
Constantine S. Mihas(3)	79,286,597	28.0%	9,008,388		70,278,209	24.84%	10,359,647		68,926,950	24.36%
James C. Neary(7)	118,929,897	42.0%	13,512,582		105,417,315	37.26%	15,539,471		103,390,426	36.55%
Vincent K. Petrella	—	*	—		—	*	—		—	*
All Executive Officers and Directors as a group (12 Persons)	207,079,165	73.2%	23,380,361		183,698,804	64.93%	26,887,419		180,191,746	63.69%

			Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Assuming No Exercise of Underwriters’ Option			Assuming Full Exercise of Underwriters’ Option
Name of Beneficial Owner(1)	Number of Shares Held	%	Shares Offered Hereby	Number of Shares Held	%	Shares Offered Hereby	Number of Shares Held	%
Other Selling Stockholders:
Philip W. Macnabb(9)	5,247,853	1.86%	596,252	4,651,601	1.64%	685,688	4,562,165	1.61%
Michael J. Mulhern(10)	5,543,562	1.96%	629,849	4,913,713	1.74%	724,326	4,819,236	1.70%
Jeffery Nelson(11)	2,285,904	*	259,720	2,026,184	*	298,678	1,987,226	*
Other employees as a group(12)	1,547,023	*	175,770	1,371,253	*	202,135	1,344,888	*

*	Represents beneficial ownership of less than 1%
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)

Consists of (i) 74,276,334 shares held of record by Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WP XI”), (ii) 13,324,816 shares held of record by Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership

(“WP XI-B”), (iii) 304,567 shares held of record by Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership (“WP XI-C”), (iv) 2,512,680 shares held of record by WP XI Partners, L.P., a Delaware limited partnership (“WP XIP”), (v) 4,758,863 shares held of record by Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“WP XI Partners”) and (vi) 23,752,637 shares held of record by Bull Co-Invest L.P., a Delaware limited partnership (“WP Bull”).

Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), is the general partner of each of (i) WP XI, (ii) WP XI-B, (iii) WP XI Partners and (iv) WP XIP. WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XI GP. Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WPP II. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC.

Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“WP XI Cayman GP”), is the general partner of WP XI-C (WP XI-C and, together with WP XI, WP XI-B, WP XI Partners and WP XIP, the “WP XI Funds”). Warburg Pincus XI-C, LLC, a Delaware limited liability company (“WP XI-C LLC”), is the general partner of WP XI Cayman GP. Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WP XI-C LLC. Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman.

WP Bull Manager LLC, a Delaware limited Liability company (“WP Bull Manager”), is the general partner of WP Bull. WP is the managing member of WP Bull Manager.

Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP XI Funds. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.

(3)

Consists of (i) 62,928,028 shares held of record by GTCR Fund XI/A LP, (ii) 15,854,227 shares held of record by GTCR Fund XI/C LP and (iii) 504,342 shares held of record by GTCR Co-Invest XI LP (collectively, the “GTCR Stockholders”). GTCR Partners XI/A&C LP is the general partner of each of GTCR Fund XI/A LP and GTCR Fund XI/C LP. GTCR Investment XI LLC is the general partner of each of GTCR Co-Invest XI LP and GTCR Partners XI/A&C LP. GTCR Investment XI LLC is managed by a board of managers (the “GTCR Board of Managers”) consisting of Mark M. Anderson, Craig A. Bondy, Aaron D. Cohen, Sean L. Cunningham, Benjamin J. Daverman, David A. Donnini, Constantine S. Mihas and Collin E. Roche, and no single person has voting or dispositive authority over the shares. Each of GTCR Partners XI/A&C LP, GTCR Investment XI LLC and the GTCR Board of Managers may be deemed to share beneficial ownership of the shares held of record by the GTCR Stockholders, and each of the individual members of the GTCR Board of Managers disclaims beneficial ownership of the shares held of record by the GTCR Stockholders except to the extent of his pecuniary interest therein. The address for each of the GTCR Stockholders, GTCR Partners XI/A&C LP and GTCR Investment XI LLC is 300 North LaSalle Street, Suite 5600, Chicago, Illinois, 60654.

(4)

Mr. Petras is the grantor and trustee of an estate planning trust (the “Petras Trust”). As a result, Mr. Petras may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 7,194,624 shares of common stock prior to the offering, 6,377,185 shares of common stock after the offering and 6,254,569 shares of common stock if the underwriters exercise their option to purchase additional shares.

(5)	Consists of 372,632 shares of common stock and 280,295 shares that will remain subject to vesting.
(6)	Consists of 16,199 shares of common stock and 578,758 shares that will remain subject to vesting.
(7)

Includes 118,929,897 shares of common stock beneficially owned by Warburg Pincus Entities before the offering, 105,417,315 shares of common stock beneficially owned by Warburg Pincus Entities after the offering and 103,390,426 shares of common stock beneficially owned by Warburg Pincus entities if the underwriters exercise their option to purchase additional shares because of the affiliations of

Mr. Chen, Ms. Geveda and Mr. Neary with the Warburg Pincus entities. Mr. Chen, Ms. Geveda and Mr. Neary each disclaim beneficial ownership of all shares of common stock owned by the Warburg Pincus entities except to the extent of any indirect pecuniary interests therein.
(8)	Consists of 16,199 shares of common stock and 34,726 shares that will remain subject to vesting.
(9)

Mr. Macnabb served as the President of Sterigenics until October 1, 2020. Mr. Macnabb is the grantor and trustee of three estate planning trusts (collectively, the “Macnabb Trusts”). As a result, Mr. Macnabb may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,676,405 shares of common stock owned by the Macnabb Trusts. The Macnabb Trusts are not offering shares of common stock in this offering.

(10)

Mr. Mulhern served as chief executive officer of our subsidiary, Sotera Health LLC, and its predecessor from July 2011 to June 2016. Upon his retirement as our chief executive officer, Mr. Mulhern agreed to continue to serve as a member of Topco Parent’s board of managers and did not continue on to our board of directors following our IPO. Mr. Mulhern and his spouse are the grantors and trustees of two estate planning trusts (collectively, the “Mulhern Trusts”). As a result, Mr. Mulhern may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 5,543,562 shares of common stock owned by the Mulhern Trusts prior to the offering, 4,913,713 shares of common stock after the offering and 4,819,236 shares of common stock if the underwriters exercise their option to purchase additional shares of common stock.

(11)

Jeffery Nelson served as the president of Nelson Labs until October 1, 2020 and currently serves as the Chairman of Nelson Labs. Mr. Nelson is the grantor and Mr. Nelson’s spouse is the trustee of an estate planning trust (the “Nelson Nevada Dynasty Trust”). As a result, Mr. Nelson may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 1,481,465 shares of common stock owned by the Nelson Nevada Dynasty Trust. The Nelson Nevada Dynasty Trust is not offering any shares of common stock in this offering.

(12)

Includes shares of common stock owned by an estate planning trust for which Matthew J. Klaben, our Senior Vice President, General Counsel and Corporate Secretary, is the grantor and trustee. As a result, Mr. Klaben may have voting and investment control over, and may deemed to be the beneficial owner of 130,905 shares that will remain subject to vesting and (i) 238,333 shares of common stock prior to the offering, (ii) 196,381 shares of common stock after the offering and (iii) 190,088 shares of common stock if the underwriters exercise their option to purchase additional shares of common stock.

(13)

WP XI is offering 8,439,131 shares of common stock or 9,705,001 shares if the underwriters exercise their option. WP XI-B is offering 1,513,940 shares of common stock or 1,741,031 shares of common stock if the underwriters exercise their option. WP XI-C is offering 34,604 shares of common stock or 39,795 shares of common stock if the underwriters exercise their option. WP XIP is offering 285,486 shares of common stock or 328,309 shares of common stock if the underwriters exercise their option. WP XI Partners is offering 540,693 shares of common stock or 621,797 shares of common stock if the underwriters exercise their option. WP Bull is offering 2,698,728 shares of common stock or 3,103,538 shares of common stock if the underwriters exercise their option.

(14)

GTCR Fund XI/A LP if offering 7,149,760 shares of common stock or 8,222,224 shares of common stock if the underwriters exercise their option. GTCR Fund XI/C LP is offering 1,801,326 shares of common stock or 2,071,525 shares of common stock if the underwriters exercise their option. GTCR Co-Invest XI LP is offering 57,302 shares of common stock or 65,898 shares of common stock if the underwriters exercise their option.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the DGCL.

Authorized Capitalization

Our capital structure consists of 1,200,000,000 authorized shares of common stock, par value $0.01 per share, and 120,000,000 authorized shares of preferred stock, par value $0.01 per share.

Common Stock

General. As of February 24, 2021, there were 282,899,968 shares of our common stock outstanding, held of record by 72 holders.

Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, subject to the restrictions described below under the caption “—Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law.” The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws. The election of directors is determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. See “Dividend Policy.”

Liquidation, Dissolution, and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally and ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

No Preemptive or Similar Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Assessment. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Subject to limitations prescribed by Delaware law and the Nasdaq, our board of directors may issue preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, voting powers and qualifications, limitations or restrictions thereof, as the board of directors deems appropriate. Our board of directors could, without stockholder approval, issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and impact other rights of the holders of the common stock. Our board of directors may issue preferred stock as an anti-takeover measure without any further action by the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change of control of our company by increasing the number of shares necessary to gain control of the company.

Registration Rights

In connection with our IPO, we entered into a second amended and restated registration rights agreement, dated November 19, 2020. For a description of registration rights with respect to our common stock, see “Certain Relationships and Related Transactions, and Director Independence—Registration Rights Agreement” in Part III, Item. 13 of Sotera Health’s 2020 10-K, which is incorporated herein by reference.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Delaware law contains, and our amended and restated certificate of incorporation and amended and restated bylaws contain, a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. These provisions include:

Classified board of directors; removal of directors. Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year.

In addition, our amended and restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding common stock; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least 50% of the outstanding shares of our common stock, a director designated by investment funds and entities affiliated with either Warburg Pincus or GTCR, respectively, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors and with the consent of Warburg Pincus or GTCR, respectively.

Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right to designate at least one director for election to our board of directors, any vacancies will be filled in accordance with the designation provisions set forth in our Stockholders’ Agreement.

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders, other than nominations made by or at the direction of the board of directors or pursuant to the Stockholders’ Agreement. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment of certificate of incorporation and bylaws provisions. Our amended and restated certificate of incorporation provides that approval of stockholders holding a majority of the then-outstanding voting power of our capital stock, so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold at least a majority of our outstanding capital stock, is required for stockholders to amend or adopt certain provisions of our amended and restated certificate of incorporation and any provision of our amended and restated bylaws, and at all other times by the affirmative vote of at least 66 2/3% of the voting power of our outstanding common stock. So long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right to designate three directors for election to our board of directors, at least 75% of the board must approve any amendments to the amended and restated certificate of incorporation or amended and restated bylaws.

Authorized but unissued or undesignated capital stock. Our authorized capital stock consists of 1,200,000,000 shares of common stock and 1,200,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public or in connection with a stockholder rights plan, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control.

Stockholder action; special meeting of stockholders. Our amended and restated certificate of incorporation provides that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. For so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold a majority of our outstanding capital stock, however, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders. Our amended and restated certificate of incorporation further provides that, except as otherwise required by law, special meetings of our stockholders may be called only by the majority of the board of directors or by the chairman of our board of directors or our chief executive officer, thus limiting the ability of a stockholder to call a special meeting. For so long as investment funds and entities affiliated with either Warburg Pincus or GTCR, collectively, hold a majority of our outstanding capital stock, however, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Supermajority voting on board actions. For so long as investment funds and entities affiliated with either Warburg Pincus or GTCR have the right (individually) to designate at least three directors for election to our board of directors, the following actions may only be effected with the affirmative vote of 75% of our board of directors:

•	certain acquisitions, mergers, other business combination transactions and dispositions;

•	any amendment, modification or repeal of any provision of the certificate of incorporation or bylaws;

•	changes in the size and composition of the board of directors or the compensation of its committees, other than in accordance with the Stockholders’ Agreement;

•	any termination of the chief executive officer or designation of a new chief executive officer;

•	except for ordinary course compensation arrangements, entering into, or modifying, any compensation arrangements with an executive officers or any of executive officer’s affiliates or associates;

•	issuance of additional shares of Company or subsidiaries’ capital stock, subject to certain limited exceptions; or

•	incurrence of certain indebtedness.

Delaware Anti-Takeover Statute. We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (1) before the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the shareholder became an interested shareholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.

We have opted out of Section 203; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested shareholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Warburg and GTCR, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested shareholders” for purposes of this provision.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, any action to interpret, apply, enforce any right, obligation or remedy under, any provision of the DGCL our amended and restated certificate of incorporation or amended and restated bylaws, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or any state or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction). Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the Delaware Forum Provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Additionally, our amended and restated certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.

Limitation of Liability and Indemnification of Officers and Directors

See the section titled “Certain Relationships and Related Transactions, and Director Independence—Limitation of Liability and Indemnification of Officers and Directors” in Part III, Item. 13 of Sotera Health’s 2020 10-K, which is incorporated herein by reference.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock. The transfer agent and registrar’s address is 118 Fernwood Avenue, Edison, New Jersey 08837.

Exchange

Our common stock is listed on the Nasdaq under the symbol “SHC.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, including shares issued upon the exercise of outstanding options, the vesting of RSUs or restricted shares of common stock or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock— A sale of a substantial number of shares of our common stock, or the perception that such sales might occur, may cause the price of our common stock to decline.”

Sales of Restricted Shares

As of February 24, 2021, we had outstanding an aggregate of 282,899,968 shares of common stock (including shares of common stock to be sold in this offering). Of these shares, we expect all of the shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. Upon completion of this offering, approximately 72.22% of our outstanding common stock will be held by the Sponsors, our executive officers, directors and other pre-IPO stockholders and will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rules 144 and 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below, our Stockholders’ Agreement and the provisions of Rule 144 and Rule 701 under the Securities Act, additional shares of our common stock will be available for sale in the public market as set forth below.

Rule 144

In general, under Rule 144 of the Securities Act, as currently in effect, a person (or persons whose shares are deemed aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

A person who was one of our affiliates at any time during the three months preceding a sale is entitled to sell within any three-month period only a number of shares of common stock that does not exceed the greater of either of the following:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately 2,829,000 immediately after this offering; or

•	the average weekly trading volume of the common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

All sales under Rule 144 are subject to the availability of current public information about us. In addition, sales under Rule 144 by affiliates or persons who have been affiliates within the previous 90 days are also subject to manner of sale provisions and notice requirements. Upon completion of the 90-day lock-up period in connection with this offering and the IPO lock-up agreements that expire on May 18, 2021, approximately 204,309,968 shares of our outstanding restricted securities will be eligible for sale under Rule 144 subject to limitations on sales by affiliates and other contractual transfer restrictions.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our IPO, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the effective date of our IPO. If such person is not an affiliate, the sale may be made without compliance with its holding period or current public information requirement. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Lock-up Agreements

We, each of our officers, directors and the selling stockholders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus. J.P. Morgan Securities LLC may, in its sole discretion, release any of these shares from these restrictions at any time without notice. For a discussion of these restrictions, see the section titled “Underwriting.”

In connection with our IPO, we, each of our officers, directors and certain holders of our common stock agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the related prospectus continuing through May 18, 2021. J.P. Morgan Securities LLC may, in its sole discretion, release any of these shares from these restrictions at any time without notice. In connection with this offering, J.P. Morgan Securities LLC has waived certain lock-up restrictions applicable to the selling stockholders in this offering and certain restrictions applicable to us to permit the filing of the registration statement of which this prospectus forms a part.

Stockholders’ Agreement

For a description of the stockholders’ agreement that we entered into with certain holders of our common stock, including investment funds and entities affiliated with the Sponsors in connection with our IPO, see “Certain Relationships and Related Transactions, and Director Independence—Stockholders’ Agreement” in Part III, Item. 13 of Sotera Health’s 2020 10-K, which is incorporated herein by reference.

Registration Rights

For a description of the registration rights agreement that we entered into with certain holders of our common stock, including investment funds and entities affiliated with the Sponsors in connection with our IPO, see “Certain Relationships and Related Transactions, and Director Independence—Registration Rights” in Part III, Item. 13 of Sotera Health’s 2020 10-K, which is incorporated herein by reference.

Equity Plans

We have filed a registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or issuable under our 2020 Plan. This registration statement permits the resale of shares offered pursuant to the 2020 Plan by non-affiliates in the public market without restriction under the Securities

Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144 and any applicable lock-up agreements. See “Executive Compensation—2020 Omnibus Incentive Plan” in Part III, Item 11 of Sotera Health’s 2020 10-K, which is incorporated herein by reference, for a description of our 2020 Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion describes the material U.S. federal income tax considerations that are likely to be relevant to the purchase, ownership, and disposition of shares of our common stock. This discussion deals only with shares of our common stock held as capital assets by investors who purchased shares of our common stock in this offering. This discussion does not cover all aspects of U.S. federal taxation that may be relevant to the purchase, ownership or disposition of shares of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of our common stock, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein) or persons that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as estate tax, gift taxes or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations. Except with respect to the discussion in “—Information Reporting and Backup Withholding,” this section addresses only Non-U.S. Holders (as defined below).

You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our common stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our common stock. A “Non-U.S. Holder” means any beneficial owner of shares of our common stock that is not a U.S. Holder.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Dividends

A distribution of cash or property with respect to shares of our common stock generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of a Non-U.S. Holder’s investment, up to the Non-U.S. Holder’s tax basis in the shares of our common stock, and thereafter as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty.

Even if a Non-U.S. Holder is eligible for a lower treaty rate, a withholding agent generally will be required to withhold at a 30% rate (rather than the lower treaty rate) unless the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such dividend payments, and the withholding agent does not have actual knowledge or reason to know to the contrary.

In addition, under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder will generally be subject to a 30% U.S. withholding tax on dividends in respect of our common stock if the Non-U.S. Holder is not FATCA compliant or holds its common stock through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that Non-U.S. Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Non-U.S. Holder’s identity, its FATCA status and, if applicable, its direct and indirect U.S. owners.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Investors should consult their own tax advisors about how these information reporting and withholding tax rules may apply to their investment in shares of our common stock.

Sale, Exchange or Other Taxable Disposition of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. and Non-U.S. Holders in connection with distributions or the sale or other disposition of our common stock. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the applicable withholding agent, fail to certify that they are not subject to backup withholding tax or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of certain information reporting requirements or backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability or allowed as a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and Jefferies LLC are acting as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	5,961,538
Credit Suisse Securities (USA) LLC	4,423,077
Goldman Sachs & Co. LLC	4,423,077
Jefferies LLC	4,423,077
Barclays Capital Inc.	1,615,385
Citigroup Global Markets Inc.	1,615,385
RBC Capital Markets, LLC	1,615,385
BNP Paribas Securities Corp.	230,769
KeyBanc Capital Markets Inc.	230,769
Citizens Capital Markets, Inc.	115,384
ING Financial Markets LLC	115,384
Academy Securities, Inc.	46,154
Loop Capital Markets LLC	46,154
Penserra Securities LLC	46,154
Siebert Williams Shank & Co., LLC	46,154
Tigress Financial Partners LLC	46,154

Total	25,000,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.5265 per share. After the offering of the shares to the public, if all of the common shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 3,750,000 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $0.8775 per share. The following table shows the per share and total underwriting discounts and commissions to be paid by the selling stockholders to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$0.8775	$0.8775
Total	$21,937,500	$25,228,125

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million. We have agreed to reimburse the underwriters for expenses up to $35,000, including expenses related to clearance of this offering with FINRA.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, subject to certain exceptions, we will not, without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or publicly file with, the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to undertake any of the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any such other securities.

Our executive officers, directors and the selling stockholders have entered into lock-up agreements with the underwriters pursuant to which each of them, subject to certain exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any hedging, swap, or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities; (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except as those demands or exercises do not involve any public disclosure or filing; or (iv) publicly disclose the intention to undertake any of the foregoing.

The lock-up restrictions described in the immediately preceding paragraph are subject to certain exceptions including, without limitation: (i) transfers as part of a sale of lock-up securities in open market transactions after the closing of this offering, (ii) transfers to us in connection with the vesting, settlement, or exercise of restricted stock units, shares of restricted stock, options, warrants or other rights to purchase shares of common stock, (iii) transfers pursuant to an order of a court or regulatory agency related to the lock-up party’s ownership of the lock-up securities; and (iv) transfers by pledging, hypothecating or otherwise granting a security interest in any lock-up securities as collateral and transfer such lock-up securities upon foreclosure, among others.

In connection with the IPO, our executive officers, directors and certain holders of our common stock, entered into lock-up agreements with the underwriters pursuant to which each of them, subject to certain exceptions, for a period of 180 days (which expires on May 18, 2021), may not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any hedging, swap, or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities; (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, except as those demands or exercises do not involve any public disclosure or filing; or (iv) publicly disclose the intention to undertake any of the foregoing.

The lock-up restrictions described in the immediately preceding paragraph are subject to certain exceptions including, without limitation: (i) transfers as part of a sale of lock-up securities acquired in the IPO or in open market transactions after the closing of the IPO, (ii) transfers to us in connection with the vesting, settlement, or exercise of restricted stock units, shares of restricted stock, options, warrants or other rights to purchase shares of common stock, (iii) transfers pursuant to an order of a court or regulatory agency related to the lockup party’s ownership of the lock-up securities; and (iv) transfers by pledging, hypothecating or otherwise granting a security interest in any lock-up securities as collateral and transfer such lock-up securities to such lending institution upon foreclosure, among others.

In connection with this offering, J.P. Morgan Securities LLC has given written consent to permit filing of this registration statement. Additionally, J.P. Morgan Securities LLC has agreed to release the restrictions under the lock-up agreements that were executed in connection with the IPO with respect to up to 25,000,000 shares (or up to 28,750,000 shares to the extent the underwriters exercise their option to purchase additional shares) of our common stock in this offering that are held by the selling stockholders, provided that the release of shares of our common stock held by the selling stockholders is limited to the shares actually sold in this offering.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the Nasdaq under the symbol “SHC.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

Neither we, the selling stockholders, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters and/or certain of their affiliates are lenders, and/or act as agents or arrangers, under our Senior Secured Credit Facilities.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant Member State (other than a Relevant Member State where there is a permitted public offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant Member State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to Prospective Investors in the United Kingdom

An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of Shares shall result in a requirement for the Issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK

Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to the company and the underwriters that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each such intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice of Prospective Investors in Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP, New York, New York will pass upon the legality of the shares of common stock to be issued in this offering. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sotera Health Company appearing in Sotera Health Company’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to our common stock offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits to the registration statement filed as part of the registration statement. The SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the filings that are incorporated by reference into this prospectus, are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.investors.soterahealth.com. Information accessible on or through our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for fiscal year ended December 31, 2020, filed on March 9, 2021 (“Sotera Health’s 2020 10-K”); and

•	our Current Reports on Form 8-K filed on January 20, 2021 and March 15, 2021.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Sotera Health Company, 9100 South Hills Blvd, Suite 300 Broadview Heights, Ohio 44147.

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

25,000,000 Shares

Common Stock

Prospectus

March 17, 2021

J.P. Morgan

Credit Suisse

Goldman Sachs & Co. LLC

Jefferies

Barclays

Citigroup

RBC Capital Markets

BNP PARIBAS

KeyBanc Capital Markets

Citizens Capital Markets

ING

Academy Securities

Loop Capital Markets

Penserra Securities LLC

Siebert Williams Shank

Tigress Financial Partners